Exhibit 10.1

AMENDMENT NO. 9
TO MORTGAGE LOAN PARTICIPATION SALE AGREEMENT
Amendment No. 9 to the Mortgage Loan Participation Sale Agreement, dated as of June 26, 2024 (this “Amendment”) is between JPMorgan Chase Bank, National Association (the “Purchaser”) and Nationstar Mortgage LLC (the “Seller”).
RECITALS
The parties hereto are parties to that certain (i) Mortgage Loan Participation Sale Agreement, dated as of August 30, 2016 (as amended, restated, supplemented, or otherwise modified from time to time prior to the date hereof, the “Existing Participation Agreement”; and as amended by this Amendment, the “Participation Agreement”); and (ii) Pricing Side Letter and Fee Letter, dated as of August 30, 2016 (as amended, restated, supplemented, or otherwise modified from time to time, the “Pricing Side Letter”). Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Existing Participation Agreement.
The parties hereto have agreed, subject to the terms and conditions of this Amendment, that the Existing Participation Agreement be amended to reflect certain agreed upon revisions to the terms of the Existing Participation Agreement.
Accordingly, the parties hereto hereby agree, in consideration of the mutual promises and mutual obligations set forth herein, that the Existing Participation Agreement is hereby amended as follows:
SECTION 1. Amendment to the Existing Participation Agreement. Effective as of the date hereof, the Existing Participation Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in (x) the changed pages of the amended text of the Participation Agreement attached as Exhibit A-1 hereto and (y) the full amended text of the Participation Agreement attached as Exhibit A-2 hereto. The parties hereto further acknowledge and agree that Exhibit A-2 constitutes the Participation Agreement.
SECTION 2. Conditions Precedent to Amendment. This Amendment shall be effective as of the date hereof, subject to the execution and delivery of this Amendment by all parties hereto.
SECTION 3. Limited Effect. Except as expressly amended and modified by this Amendment, the Existing Participation Agreement shall continue to be, and shall remain, in full force and effect in accordance with its terms.
SECTION 4. Counterparts. This Amendment may be executed by each of the parties hereto on any number of separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument. Counterparts may be delivered electronically. Facsimile, documents executed, scanned and transmitted electronically and electronic signatures shall be deemed original signatures for purposes of this Amendment and all matters related thereto, with such facsimile, scanned and electronic signatures having the same legal effect as original signatures. The parties agree that this Amendment, any addendum or amendment hereto or any other document necessary for the consummation of the transaction contemplated by this Amendment may be accepted, executed or agreed to through the use of an electronic signature in accordance with the Electronic Signatures In Global and National Commerce Act, Title 15, United States Code, Sections 7001 et seq., the Uniform Electronic Transaction Act and any applicable state law. Any document accepted, executed or agreed to in conformity with such laws will be binding on all parties hereto to the same extent as if it were physically executed and each party hereby consents to the use of any secure third party electronic signature capture service providers, as long as such service providers use system logs and audit trails that establish a temporal and process link between the presentation of identity documents and the electronic signing, together with identifying information that can be used to verify the electronic signature and its attribution to the signer’s identity and evidence of the signer’s agreement to conduct the transaction electronically and of the signer’s execution of each electronic signature.
SECTION 5. Severability. This Amendment, together with the Existing Participation Agreement and Program Documents, constitute the entire understanding between Purchaser and Seller with respect to the subject matter they cover and shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions involving Purchased Mortgage Loans. By acceptance of this Amendment, Purchaser and Seller acknowledge that they have not made, and are not relying upon, any statements, representations, promises or undertakings not contained in this Amendment. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.
SECTION 6. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS RULES (OTHER THAN SECTION 5- 1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).
IN WITNESS WHEREOF, the parties have caused their name to be duly signed to this Amendment by their respective officers thereunto duly authorized, all as of the date first above written.
PURCHASER:
JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

By: /s/ Roshni Bhasin
Roshni Bhasin, Vice President

SELLER:
NATIONSTAR MORTGAGE LLC

By:     /s/ Lola Akibola     Lola Akibola, SVP, Treasurer

Exhibit A-1 PARTICIPATION AGREEMENT (Redline)
(See attached)

GESTATION    CONFORMED THROUGH AMENDMENT NO. ~~8~~9

_________________________________________________________________________________________________

MORTGAGE LOAN PARTICIPATION SALE AGREEMENT
between

NATIONSTAR MORTGAGE LLC
as Seller, and
JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,
as Purchaser August 30, 2016
_________________________________________________________________________________________________

“Takeout Price”: As to each Takeout Commitment the purchase price (expressed as a percentage of par) set forth therein.
“Termination Date”: The earlier of (i) June ~~28~~27, ~~2024~~2025, and (ii) upon the occurrence and continuance of a Servicer Termination Event under the Agreement.
“Transaction”: Each of (i) each agreement by Purchaser to purchase, and by Seller to sell, a Mortgage Pool as evidenced by a Participation Certificate under the terms and conditions of this Agreement; (ii) Seller’s performance of its obligations both hereunder respecting such Mortgage Pool and under the Custodial Agreement; (iii) the issuance and delivery of the related Agency Security together with Seller’s undertakings respecting the facilitation of such Agency Security issuance; (iv) the delivery of the related Agency Security to the Takeout Buyer under each Takeout Commitment; (v) Purchaser’s exercise of its rights and remedies hereunder and in the Custodial Agreement in the event of an Agency Security Issuance Failure or Servicer Termination Event; and (vi) as appropriate, Seller’s servicing of the Mortgage Pool as described herein.
“USDA”: The United States Department of Agriculture or any successor thereto. “USDA Loan”: A Mortgage Loan that is or will be guaranteed by the USDA. “USDA Regulations”: The regulations promulgated by the USDA under the
Helping Families Save Their Homes Act of 2009, as amended from time to time and codified in 7 Code of Federal Regulations, and other USDA issuances relating to USDA Loans, including the related handbooks, circulars, notices and mortgagee letters.
“VA”: The Department of Veterans Affairs.
“VA Approved Lender”: A lender that is approved by the VA to act as a lender in connection with the origination of any VA Loan subject to a VA Loan Guaranty Agreement.
“VA Loan”: A Mortgage Loan that is or will be the subject of a VA Loan Guaranty Agreement.
“VA Loan Guaranty Agreement”: The obligation of the United States to pay a specific percentage of a Mortgage Loan (subject to a maximum amount) pursuant to the Serviceman’s Readjustment Act, as amended.
“Wire Instructions”: The wiring instructions as provided by the Seller to the Purchaser and attached hereto as Exhibit C.
Section 2.    Purchases of Participation Certificates.
(a) Purchaser may in its sole discretion from time to time, purchase one or more Participation Certificates from Seller at the Purchase Price. Prior to Purchaser’s purchase of any Participation Certificate, the Conditions Precedent set forth in Section 8 shall be satisfied or waived.

Exhibit A-2 PARTICIPATION AGREEMENT (Clean)
(See attached)

GESTATION    CONFORMED THROUGH AMENDMENT NO. 9

_________________________________________________________________________________________________

MORTGAGE LOAN PARTICIPATION SALE AGREEMENT
between

NATIONSTAR MORTGAGE LLC
as Seller, and
JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,
as Purchaser August 30, 2016
_________________________________________________________________________________________________

MORTGAGE LOAN PARTICIPATION SALE AGREEMENT

This is a MORTGAGE LOAN PARTICIPATION SALE AGREEMENT (“Agreement”), dated as of August 30, 2016 between JPMorgan Chase Bank, National Association (“Purchaser”) and Nationstar Mortgage LLC (“Seller”).
R E C I T A L S
WHEREAS, Seller desires to sell from time to time to Purchaser a 100% participation interest in all of Seller’s right, title and interest in and to designated pools of fully amortizing first lien residential Mortgage Loans (defined below) (each such pool of Mortgage Loans so purchased and sold, a “Mortgage Pool”), evidenced by a Participation Certificate, and Purchaser, at its sole election, agrees to purchase such Participation Certificates evidencing such participation interests from Seller in accordance with the terms and conditions set forth in this Agreement and the Custodial Agreement. This Agreement is not a commitment by Purchaser to enter into Transactions with Seller but rather sets forth the procedures to be used in connection with periodic requests for Purchaser to enter into Transactions with the Seller. Seller hereby acknowledges that Purchaser is under no obligation to agree to enter into, or to enter into, any Transaction pursuant to this Agreement.
WHEREAS, Seller acknowledges that it will cause each Mortgage Pool purchased hereunder as evidenced by a Participation Certificate to be converted into an Agency Security relating to such Mortgage Pool, such Agency Security to be backed by and to relate to the Mortgage Loans subject to the Mortgage Pools. In furtherance thereof, Seller agrees to cause the related Agency Security to be issued and delivered on or before the Settlement Date under the terms and conditions provided herein.
WHEREAS, coincident with each Mortgage Pool purchase, Seller will have validly assigned to Purchaser all of Seller’s rights and obligations under one or more forward purchase commitments each evidencing an institution’s commitment to purchase on a mandatory basis on a designated purchase date an agreed upon principal amount of the related Agency Security.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, Purchaser and Seller, intending to be legally bound, hereby agree as follows:
Section 1.    Definitions.
Capitalized terms used in this Agreement shall have the meanings ascribed to them below.
“Accepted Servicing Practices”: With respect to each Mortgage Loan, such standards which comply with the applicable standards and requirements under: (i) an applicable Agency Program and related provisions of the applicable Agency Guide pursuant to which the related Agency Security is intended to be issued, and/or (ii) any applicable FHA, USDA and/or VA program and related provisions of applicable FHA, USDA and/or VA servicing guidelines.
“Act of Insolvency”: With respect to any Person (a) the commencement by that Person as debtor of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law, or a request by that Person for the appointment of a receiver, trustee, custodian or similar official for that Person or any substantial part of its property; (b) the commencement of any such case or proceeding against that Person, or another’s seeking such appointment, or the filing against that Person of an application for a protective decree that (i) is consented to or not timely contested by that Person, or (ii) results in the entry of an order for relief, such an appointment, the issuance of such a protective decree or the entry of an order having similar effect, or (iii) is not dismissed within sixty (60) days; (c) the making by that Person of a general assignment for the benefit of creditors; (d) the admission in writing by that Person that it is unable to pay its debts as they become due, or the nonpayment of its debts generally as they become due; or (e) the board of directors, managers, members or partners, as the case may be, of that Person taking any action in furtherance of any of the foregoing.
“Additional Collateral”: Has the meaning ascribed thereto in Section 7(d) hereof. “Affiliate”: As to a specified Person, any other Person (a) that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the specified Person; (b) that is a director, manager, trustee, general partner or executive officer of the specified Person or serves in a similar capacity in respect of the specified Person; (c) that, directly or indirectly through one or more intermediaries, is the beneficial owner of ten percent (10%) or more of any class of equity securities of the specified Person or (d) of which the specified Person is directly or indirectly the owner of ten percent (10%) or more of any class of equity securities (or equivalent equity interests). For the purposes of this definition, “control” means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling”, “controlled by” and “under common control with” have meanings correlative to the meaning of “control”.
“Agency”: The Government National Mortgage Association (“GNMA”), the Federal National Mortgage Association (“Fannie Mae”), and the Federal Home Loan Mortgage Corporation (“Freddie Mac”), as applicable.
“Agency Approvals”: Has the meaning ascribed thereto in Section 9(a)(xxviii) hereof.
“Agency Eligible Mortgage Loan”: A mortgage loan that complies in all material respects with the eligibility requirements for swap or purchase by the designated Agency, under the applicable Agency Guide and/or applicable Agency Program.
“Agency Guaranty Fee”: Such fee, payable monthly by Seller to the Agency, as set by the Agency and as in effect at the time a Transaction is commenced, the amount of which with respect to each Mortgage Loan shall be specified as a percentage of par by notice from Seller to Purchaser and on the Mortgage Loan Schedule.
“Agency Guide”: Respecting GNMA Securities, the GNMA Mortgage-Backed Securities Guide; respecting Fannie Mae Securities, the Fannie Mae Selling Guide and the Fannie Mae Servicing Guide; and respecting Freddie Mac Securities, the Freddie Mac Sellers’ and Servicers’ Guide; in each case as such Agency Guide may be amended from time to time.
“Agency Program”: The specific mortgage-backed securities swap or purchase program under the relevant Agency Guide or as otherwise approved by the Agency pursuant to which the Agency Security for a given Transaction is to be issued.
“Agency Security”: A fully modified pass-through mortgage-backed certificate guaranteed by GNMA, a guaranteed mortgage pass-through certificate issued by Fannie Mae, or a mortgage participation certificate issued by Freddie Mac, in each case representing or backed by the Mortgage Pool which is the subject of a Transaction. The particular Agency Security for the relevant Agency is alternatively referred to as: “GNMA Securities” (in the case of GNMA),

“Fannie Mae Securities” (in the case of Fannie Mae) and “Freddie Mac Securities” (in the case of Freddie Mac).
“Agency Security Face Amount”: The original unpaid principal balance of the Agency Security.
“Agency Security Issuance Deadline”: The date by which the Agency Security must be issued and delivered to Purchaser, which, unless otherwise agreed to by Purchaser as provided herein, shall occur no later than the Settlement Date.
“Agency Security Issuance Failure”: Failure of the Agency Security to be issued for any reason whatsoever on or before the Agency Security Issuance Deadline, or a prior good faith determination by Seller or Purchaser that such Agency Security will not be issued on or before such time.
“Anti-Corruption Laws”: All laws, rules, and regulations of any jurisdiction applicable to the Seller or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Anti-Money Laundering Laws”: Federal, state and local anti-money laundering laws, orders and regulations, including the USA Patriot Act of 2001, the Bank Secrecy Act, OFAC regulations and applicable Executive Orders.
“Available Warehouse Facilities”: As the context requires, (i) the aggregate amount at any time of used and unused available warehouse lines of credit, purchase facilities, repurchase facilities, early purchase program facilities and off-balance sheet funding facilities (whether committed or uncommitted) to finance residential mortgage loans available to Seller at such time or (ii) such warehouse lines of credit, purchase facilities, repurchase facilities, early purchase program facilities and off-balance sheet funding facilities themselves.
“Bankruptcy Code”: The United States Bankruptcy Code of 1978, as amended from time to time.
“Basic Collateral”: Has the meaning ascribed thereto in Section 7(c) hereof.
“Benchmark Administration Changes”: With respect to the Benchmark (including any Benchmark Replacement Rate), any technical, administrative or operational changes (including without limitation changes to the timing and frequency of determining rates and making payments of interest, length of lookback periods, and other administrative matters as may be appropriate, in the sole and good faith discretion of Purchaser, to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by Purchaser in a manner substantially consistent with market practice (or, if Purchaser determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such Benchmark exists, in such other manner of administration as Purchaser decides is reasonably necessary in connection with the administration of this Agreement).
“Benchmark Replacement Rate”: A rate determined by Purchaser in accordance with Section 2(h) hereof.
“Blanket Bond Required Endorsement”: Endorsement of Seller’s mortgage banker’s blanket bond insurance policy to (i) provide that for any loss affecting Purchaser’s interest, Purchaser will be named on the loss payable draft as its interest may appear and (ii) provide Purchaser access to coverage under the theft of secondary market institution’s money or collateral clause of policy.

“Breach”: Has the meaning ascribed thereto in Section 9(c) hereof.
“Business Day”: Any day other than (i) a Saturday or Sunday, (ii) any day on which banking institutions are authorized or required by law, executive order or governmental decree to be closed in the State of New York or (iii) any day on which the New York Stock Exchange is closed.
“Capital Lease Obligations”: For any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.
“Change in Control”: Either of the following events (a) less than 100% of Seller’s equity securities are owned, directly or indirectly, by NMH, (b) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person and its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than one or more Permitted Holders, becomes the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), of more than the greater of (x) 35% of the then-outstanding voting power of NMH’s voting equity interests and (y) the percentage of the then-outstanding voting power of NMH’s voting equity interests owned, in the aggregate, directly or indirectly, beneficially and of record, by the Permitted Holders, determined after such person’s or group’s most recent acquisition of outstanding voting power of NMH’s voting equity interests; unless the Permitted Holders have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of NMH’s board of directors or (c) a sale of all or substantially all of the assets of Seller.
“Code”: The Internal Revenue Code of 1986, as amended from time to time.
“Collateral”: Has the meaning ascribed thereto in Section 7(d) hereof.
“Compliance Certificate”: A compliance certificate substantially in the form referenced in a Master Repurchase Agreement (or otherwise in form and substance acceptable to Purchaser), completed, executed by a responsible officer of Seller and submitted to Purchaser.
“Custodial Account”: An account established pursuant to Section 5(c) hereof. “Custodial Agreement”: The Custodial Agreement, dated as of the date hereof, among Seller, Purchaser and the Custodian, as supplemented, amended or restated from time to time.
“Custodian”: Deutsche Bank National Trust Company and its successors shall be the Custodian under the Custodial Agreement.
“Cut-off Date”: The first calendar day of the month in which the Settlement Date is to occur.
“Cut-off Date Principal Balance”: The outstanding principal balance of the Mortgage Loans on the Cut-off Date after giving effect to payments of principal and interest due on or prior to the Cut-off Date whether or not such payments are received.
“Deficient Mortgage Loans”: Has the meaning ascribed thereto in Section 9(c) hereof.
“Designated Servicer”: Has the meaning ascribed thereto in Section 5(f) hereof.

“Dividing Person”: Has the meaning ascribed to such term in the definition of “Division” herein.
“Division”: The division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.
“Division Successor”: Any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person that retains any of its assets, liabilities and obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.
“Electronic Tracking Agreement”: The Electronic Tracking Agreement, dated as of the date hereof, among Seller, Purchaser, MERS and MERSCORP Holdings, Inc.
“ERISA”: With respect to any Person, means the Employee Retirement Income Security Act of 1974, all rules and regulations promulgated thereunder and any successor statute, rules and regulations, as amended from time to time.
“ERISA Affiliate”: Any corporation or trade or business that, together with Seller is treated as a single employer under Section 414(b) or (c) of the Code or solely for purposes of Section 302 of ERISA and Section 412 of the Code is treated as single employer described in Section 414 of the Code.
“Escrow Payments”: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rents, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the related mortgagor with the mortgagee pursuant to the Mortgage or any other related document.
“Exchange Act”: The Securities and Exchange Act of 1934, as amended. “Expenses”: All present and future expenses incurred by or on behalf of the Purchaser in connection with this Agreement or any of the other Program Documents and any amendment, supplement or other modification or waiver related hereto or thereto, whether incurred heretofore or hereafter, including without limitation, attorneys’ fees.
“Fannie Mae Securities”: Has the meaning ascribed to such term in the definition of “Agency Security” herein.
“FDIC”: The Federal Deposit Insurance Corporation or its permitted successors or assigns.
“Fee Letter”: That certain pricing and fee letter between Purchaser and Seller, dated as of the date hereof.
“FHA”: The Federal Housing Administration.
“FHA Approved Mortgagee”: An institution that is approved by the FHA to act as a mortgagee and servicer of record, pursuant to FHA Regulations.
“FHA Insurance Contract”: The contractual obligation of FHA respecting the insurance of an FHA Loan pursuant to the National Housing Act, as amended.

“FHA Loan”: A Mortgage Loan that is the subject of an FHA Insurance Contract as evidenced by a Mortgage Insurance Certificate.
“FHA Regulations”: The regulations promulgated by HUD under the National Housing Act, codified in 24 Code of Federal Regulations, and other HUD issuances relating to FHA Loans, including the related handbooks, circulars, notices and mortgagee letters, and all amendments and additions thereto.
“Freddie Mac Securities”: Has the meaning ascribed to such term in the definition of “Agency Security” herein.
“GAAP”: Generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, or in statements and pronouncements of such other entity as may be approved by a significant segment of the accounting profession.
“GNMA Securities”: Has the meaning ascribed to such term in the definition of “Agency Security” herein.
“Good Delivery”: Has the meaning ascribed to such term in the SIFMA Guide in connection with the standard requirements for the delivery and settlement of an Agency Security.
“Governmental Authority”: Includes the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, any governmental or quasi-governmental department, commission, board, bureau or instrumentality, any court, tribunal or arbitration panel, and, with respect to any Person, any private body having regulatory jurisdiction over any Person or its business or assets (including any insurance company or underwriter through whom that Person has obtained insurance coverage).
“Hedging Arrangement”: Any forward sales contract, forward trade contract, interest rate swap agreement, interest rate cap agreement or other contract pursuant to which Seller has protected itself from the consequences of a loss in the value of a Mortgage Loan or its portfolio of Mortgage Loans because of changes in interest rates or in the market value of mortgage loan assets.
“HUD”: The United States Department of Housing and Urban Development or any successor thereto.
“Indebtedness”: With respect to any Person, on any day (a) all indebtedness or other obligations of such Person (and, if applicable, that Person’s Subsidiaries, on a consolidated basis) that, in accordance with GAAP, should be included in determining total liabilities as shown on the liabilities side of a balance sheet of such Person at such date, and (b) all indebtedness or other obligations of such Person (and, if applicable, that Person’s Subsidiaries, on a consolidated basis) for borrowed money or for the deferred purchase price of property or services; provided that, for purposes of this Agreement, there shall be excluded from Indebtedness on any day loan loss reserves, deferred taxes arising from capitalized excess service fees, operating leases and Qualified Subordinated Debt.

“Individual Takeout Amount”: The principal amount of an Agency Security covered by a particular Takeout Commitment plus accrued interest on such amount, determined in accordance with Good Delivery requirements.
“Initial Balance”: The aggregate outstanding principal balance of the Mortgage Loans evidenced by a Participation Certificate as of the related Purchase Date.
“Initial Remittance Date”: The meaning ascribed thereto in Section 4(c) hereof.
“Lien”: Any lien, claim, charge, restriction, pledge, security interest, mortgage, deed of trust or other encumbrance.
“Losses”: Has the meaning ascribed thereto in Section 5(a) hereof.
“Master Repurchase Agreement”: Each of (i) that certain Master Repurchase Agreement, dated as of June 10, 2016, by and between Nationstar Mortgage LLC (successor by merger to Pacific Union Financial, LLC), as seller, and JPMorgan Chase Bank, N.A., as buyer and
(ii) that certain Master Repurchase Agreement, dated as of September 9, 2016, by and between Nationstar Mortgage LLC, as seller, and JPMorgan Chase Bank, N.A., as buyer, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Master Securities Forward Transaction Agreement”: That certain Master Securities Forward Transaction Agreement, dated as of October 24, 2013 by and between Seller and J.P. Morgan Securities LLC, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Material Adverse Effect”: Any (i) material adverse effect upon the validity, performance or enforceability of any Program Document, (ii) material adverse effect on the reputation, properties, business, condition or prospects, financial or otherwise, of Seller (and its Subsidiaries, on a consolidated basis), (iii) material adverse effect upon the ability of Seller to fulfill its obligations under this Agreement, or (iv) material adverse effect on the value or salability of the Mortgage Loans or Participation Certificates subject to this Agreement, taken as a whole, as determined in each case by Purchaser in Purchaser’s sole good faith discretion.
“Maximum Purchase Price”: Has the meaning set forth in the Fee Letter. “MERS”: Mortgage Electronic Registration Systems, Inc., a Delaware corporation, or any successor thereto.
“MERS System”: The system of recording transfers of mortgages electronically maintained by MERS.
“Mortgage”: A first lien mortgage or deed of trust securing a Mortgage Note. “Mortgage File”: The items pertaining to each Mortgage Loan (other than the
Mortgage Loan Documents required to be delivered to the Custodian pursuant to the Custodial Agreement) and Agency Program as described in the relevant Agency Guide.
“Mortgage Insurance Certificate”: An original HUD Form 59100 signed by HUD which identifies the Mortgage Loan it accompanies.
“Mortgage Interest Rate”: The annual rate of interest borne by the Mortgage Note. “Mortgage Loan”: Each mortgage loan included in a Mortgage Pool, in each case secured by a Mortgage on a one- to four-family residence and (if so required by the relevant Agency Program) eligible to be either guaranteed by VA, USDA and/or insured by FHA, or insured by a private mortgage insurer, as applicable.
“Mortgage Loan Documents”: The originals of the Mortgage Notes and other documents and instruments required to be delivered to the Custodian in connection with each Transaction, all pursuant to the Custodial Agreement.
“Mortgage Loan Remittance Report”: Has the meaning ascribed thereto in Section 5(a) hereof.
“Mortgage Loan Schedule”: Has the meaning ascribed thereto in the Custodial
Agreement.
“Mortgage Note”: A promissory note or other evidence of indebtedness of the obligor thereunder, representing a Mortgage Loan, and secured by the related Mortgage.
“Mortgage Pool”: Has the meaning ascribed thereto in the introductory recitals to this Agreement.
“Mortgage Pool Ownership Interest”: Has the meaning ascribed thereto in Section 2(b)(i) hereof.
“Mortgaged Property”: The real property securing repayment of the debt evidenced by a Mortgage Note.
“Mortgagor”: The obligor or obligors on a Mortgage Note, including any person who has assumed or guaranteed the obligations of the obligor thereunder
“Multiemployer Plan”: A multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been or are required to be made by Seller or any ERISA Affiliate and that is covered by Title IV of ERISA.
“Net Mortgage Interest Rate”: With respect to any Mortgage Loan, the Mortgage Interest Rate applicable to such Mortgage Loan less the Servicing Fee.
“NMH”: Nationstar Mortgage Holdings, Inc.
“Obligations”: All of the obligations of the Seller to the Purchaser under the Program Documents.
“Outstanding Transaction”: The meaning ascribed thereto in Section 11 hereof. “Participation Certificate”: A certificate issued in the name of Purchaser and delivered to Custodian by Seller in connection with each Transaction, substantially in the form attached as an exhibit to the Custodial Agreement, such certificate to evidence the entire (100%) beneficial ownership interest in the related Mortgage Pool.
“Participation Certificate Pass-Through Rate”: With respect to each Participation Certificate, the per annum rate at which interest is passed through to Purchaser which initially shall be the rate of interest specified on such Participation Certificate as the Pass-Through Rate, subject to adjustment as contemplated hereby. The Participation Certificate Pass-Through Rate is based upon the weighted average of the Net Mortgage Interest Rates on the Mortgage Loans.

“Permitted Dividend”: (a) As to any taxable period of Seller for which Seller, if a corporation, makes an S corporation election, or if a multi-member limited liability company or a partnership, does not makes an election with the Internal Revenue Service to be treated as a corporation, an annual or quarterly distribution necessary to enable each shareholder, partner or member, as applicable, of Seller to pay federal or state income taxes attributable to such shareholder, partner or member resulting solely from the allocated share of income of Seller for such period (“Permitted Tax Distributions”) and (b) a regular cash dividend declared by Seller and paid to its shareholders, partners or members, as applicable, provided that such regular cash dividends do not exceed, in the aggregate, during any fiscal year fifty percent (50%) of Seller’s net income for such fiscal year after payment of the Permitted Tax Distributions (as calculated on its annual statement of income).
“Permitted Holders”: Mr. Cooper Group, Inc. and any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, Mr. Cooper Group, Inc. For purposes of this definition, the term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
“Permitted Tax Distributions”: is defined in the definition of “Permitted Dividend”. “Person”: Any    individual,    corporation,    company,    voluntary    association,
partnership, joint venture, limited liability company, trust, unincorporated association or government (or any agency, instrumentality or political subdivision thereof).
“Plan”: An employee benefit or other plan established or maintained by Seller or any ERISA Affiliate and covered by Title IV of ERISA, other than a Multiemployer Plan.
“Pooling Documents”: Each of the original schedules, forms and other documents (other than the Mortgage Loan Documents) required to be delivered by or on behalf of Seller to the relevant Agency, the Purchaser and/or the Custodian, as further described in the Custodial Agreement.
“Potential Servicer Termination Event” A Servicer Termination Event or an event that with notice or lapse of time or both would become a Servicer Termination Event.
“Present Value Adjustment”: The product of (a) the Discount Rate as of the Purchase Date, (b) the Initial Balance, (c) the Takeout Price and (d) a fraction, the numerator of which is the actual number of days elapsed from (and including) the Purchase Date to (but excluding) the Settlement Date and the denominator of which is 360.
“Privacy Requirements” means (a) Title V of the GLB Act, (b) any applicable federal regulations implementing such act codified at 12 CFR Parts 40, 216, 332 and 573, (c) any of the Interagency Guidelines Establishing Standards For Safeguarding Customer Information codified at 12 CFR Parts 30, 168, 170, 208, 211, 225, 263, 308 and 364 that are applicable and (d) any other applicable federal, state and local laws, rules, regulations and orders relating to the privacy and security of Seller’s Customer Information, as such statutes and such regulations, guidelines, laws, rules and orders (the “Safeguards Rules”) may be amended from time to time.

“Program Documents”: This Agreement, the Fee Letter, each Master Repurchase Agreement, the Custodial Agreement, the Electronic Tracking Agreement, each Participation Certificate, each Takeout Commitment and all other documents related thereto.
“Property”: Any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.
“Purchase Date”: As to a given Transaction, the date of Seller’s sale and Purchaser’s purchase of the Participation Certificate, as evidenced by Purchaser’s payment to Seller of the Purchase Price.
“Purchase Price”: With respect to any Participation Certificate, an amount equal to the sum of:
(A)the product of the Initial Balance and the Takeout Price;
(B)the product of (i) the product of (1) the Participation Certificate Pass-Through Rate and (2) the Initial Balance; and (ii) a fraction, the numerator of which is the actual number of days elapsed from (and including) the Cut-off Date to (but excluding) the Settlement Date and the denominator of which is 360; and
(C)minus the Present Value Adjustment.
“Qualified Depository”: A depository institution, the accounts of which are insured by the FDIC, which meets the applicable requirements of the relevant Agency for maintaining custodial collection accounts and escrow accounts in connection with servicing residential mortgage loans underlying an Agency Security.
“Qualified Subordinated Debt”: With respect to any Person, all unsecured Indebtedness of such Person, for borrowed money, that is, by its terms or by the terms of a subordination agreement (which terms shall have been approved by Purchaser), in form and substance satisfactory to Purchaser, effectively subordinated in right of payment to all other present and future obligations and all indebtedness of such Person, of every kind and character, owed to Purchaser and which terms or subordination agreement, as applicable, include, among other things, standstill and blockage provisions approved by Purchaser, restrictions on amendments without the consent of Purchaser, non-petition provisions and maturity date or dates for any principal thereof at least 395 days after the date hereof.
“Repurchase Price”: With respect to the 100% beneficial interest in any Mortgage Loan, a price equal to (i) the product of the Initial Balance and the Takeout Price (expressed as a percentage) plus (ii) interest on such Initial Balance at the Mortgage Interest Rate from the date on which interest has been paid and distributed to the Purchaser to the date of repurchase, less amounts received, if any, plus amounts advanced, if any, by the Seller as servicer, in respect of such Mortgage Loan.
“Remittance Date”: The twenty-fifth (25th) day of each month (or if such day is not a Business Day, the Business Day immediately following such twenty-fifth (25th) day).
“Requirement of Law”: As to any Person, the certificate of incorporation and by- laws or other organizational or governing documents of such Person, and any law, treaty, rule, regulation, procedure or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: As to any Person, the chief executive officer, the chief financial officer, the treasurer or the chief operating officer of such Person.
“Sanctions”: All economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.
“Sanctioned Country”: At any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).
“Sanctioned Person”: At any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).
“Scheduled Delivery Date”: The date of delivery of any Agency Security to be delivered by an Agency to Purchaser in connection with a Transaction.
“SEC”: The Securities and Exchange Commission.
“Serviced Loans”: All residential mortgage loans serviced or required to be serviced by the Seller under any Servicing Agreement, irrespective of whether the actual servicing is done by another Person (a subservicer) retained by the Seller for that purpose.
“Servicer Termination Event”: Has the meaning ascribed thereto in Section 5(e) hereof.
“Servicing Agreement”: With respect to any Person, the arrangement (whether or not in writing) pursuant to which that Person acts as servicer of residential mortgage loans, whether owned by that Person or by others.
“Servicing Fee”: With respect to any Mortgage Loan and any month, the monthly fee payable to the Seller for the servicing of such Mortgage Loan, such fee being calculated on a Mortgage Loan-by-Mortgage Loan basis and equal to the outstanding principal balance of such Mortgage Loan on which interest accrued in the related month multiplied by a percentage which is set forth on the Mortgage Loan Schedule plus the Agency Guaranty Fee which is also set forth on the Mortgage Loan Schedule.
“Servicing File”: With respect to each Mortgage Loan, the file to be held by Seller in trust for the benefit of Purchaser, solely in a custodial capacity. Such file includes, but is not limited to, originals or copies of all documents in the Mortgage File, computer files, data disks, books, records, payment histories, data tapes, notes and all additional documents generated as a result of or utilized in originating and servicing each Mortgage Loan.
“Servicing Period”: Has the meaning ascribed thereto in Section 2(b)(iv) hereof. “Servicing Portfolio”: The Seller’s entire portfolio of Serviced Loans.
“Servicing Rights”: All rights and interests of Seller or any other Person, whether contractual, possessory or otherwise, to service, administer and collect Income with respect to residential mortgage loans, and all rights incidental thereto.

“Servicing Transfer Date”: Has the meaning ascribed thereto in Section 6 hereof. “Settlement Date”: With respect to each Transaction, that date specified as the contractual delivery and settlement date in the related Takeout Commitment(s) pursuant to which Purchaser has the right to deliver Agency Securities to the Takeout Buyer(s).
“SIFMA Guide”: The uniform practices for the clearance and settlement of mortgage backed securities and other related securities, published (and periodically updated as supplemented) by The Securities Industry and Financial Markets Association (“SIFMA”).
“Standard Agency Mortgage Loan Representations”: Has the meaning ascribed thereto in Section 9(b)(iii) hereof.
“Subservicer”: Any entity which is subservicing the Mortgage Loans pursuant to a subservicing agreement with Seller. Each Subservicer and the related subservicing agreement shall be approved in advance by Purchaser.
“Subsidiary”: With respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.
“Takeout Amount”: The aggregate of the Individual Takeout Amounts respecting the Agency Security to be issued in connection with a given Transaction, which Takeout Amount shall be required to equal the unpaid principal balance of the Agency Security plus accrued interest.
“Takeout Buyer”: (i) Any member of the MBS Securities Clearing Corporation,
(ii) any Person with a master securities forward trade agreement in place with Purchaser, or (iii) any non-member of the MBS Securities Clearing Corporation approved by Purchaser in writing on a case-by-case basis.
“Takeout Commitment”: A trade confirmation from the Takeout Buyer to Seller in electronic format confirming the details of a forward trade between the Takeout Buyer (as buyer) and Seller (as seller) constituting a valid, binding and enforceable mandatory delivery commitment by a Takeout Buyer to purchase on the Settlement Date and at a given Takeout Price the principal amount of the Agency Security described therein.
“Takeout Commitment Assignment”: An assignment executed by Seller, whereby Seller irrevocably assigns its rights but not its obligations under the Takeout Commitment, and which assignment shall be substantially in the form and content of Exhibit A hereto.
“Takeout Price”: As to each Takeout Commitment the purchase price (expressed as a percentage of par) set forth therein.
“Termination Date”: The earlier of (i) June 27, 2025, and (ii) upon the occurrence and continuance of a Servicer Termination Event under the Agreement.

“Transaction”: Each of (i) each agreement by Purchaser to purchase, and by Seller to sell, a Mortgage Pool as evidenced by a Participation Certificate under the terms and conditions of this Agreement; (ii) Seller’s performance of its obligations both hereunder respecting such Mortgage Pool and under the Custodial Agreement; (iii) the issuance and delivery of the related Agency Security together with Seller’s undertakings respecting the facilitation of such Agency Security issuance; (iv) the delivery of the related Agency Security to the Takeout Buyer under each Takeout Commitment; (v) Purchaser’s exercise of its rights and remedies hereunder and in the Custodial Agreement in the event of an Agency Security Issuance Failure or Servicer Termination Event; and (vi) as appropriate, Seller’s servicing of the Mortgage Pool as described herein.
“USDA”: The United States Department of Agriculture or any successor thereto. “USDA Loan”: A Mortgage Loan that is or will be guaranteed by the USDA. “USDA Regulations”: The regulations promulgated by the USDA under the
Helping Families Save Their Homes Act of 2009, as amended from time to time and codified in 7 Code of Federal Regulations, and other USDA issuances relating to USDA Loans, including the related handbooks, circulars, notices and mortgagee letters.
“VA”: The Department of Veterans Affairs.
“VA Approved Lender”: A lender that is approved by the VA to act as a lender in connection with the origination of any VA Loan subject to a VA Loan Guaranty Agreement.
“VA Loan”: A Mortgage Loan that is or will be the subject of a VA Loan Guaranty
Agreement.
“VA Loan Guaranty Agreement”: The obligation of the United States to pay a specific percentage of a Mortgage Loan (subject to a maximum amount) pursuant to the Serviceman’s Readjustment Act, as amended.
“Wire Instructions”: The wiring instructions as provided by the Seller to the Purchaser and attached hereto as Exhibit C.
Section 2.    Purchases of Participation Certificates.
(a)Purchaser may in its sole discretion from time to time, purchase one or more Participation Certificates from Seller at the Purchase Price. Prior to Purchaser’s purchase of any Participation Certificate, the Conditions Precedent set forth in Section 8 shall be satisfied or waived.
(b)Simultaneously with the payment by Purchaser of the Purchase Price, in accordance with the warehouse lender’s wire instructions or Seller’s Wire Instructions, as applicable, with respect to a Participation Certificate, Seller hereby agrees to:
(i)irrevocably and absolutely sell, transfer, assign, set over and convey to Purchaser, without recourse but subject to the terms of this Agreement, all right, title and interest of Seller in and to (A) the Participation Certificate and a 100% undivided beneficial ownership interest in the Mortgage Loans subject to such Participation Certificate, (B) any payments or proceeds under any related primary insurance, hazard insurance and FHA insurance policies and VA guarantees and USDA guarantees (if any) or otherwise and (C) the beneficial interests in the Mortgage Loan

Documents, Mortgage Files and Servicing Files (collectively, the “Mortgage Pool Ownership Interest”);
(ii)irrevocably and absolutely assign and set over to Purchaser all of Seller’s rights (but not its obligations) in and to each Takeout Commitment and does hereby deliver to Purchaser the Takeout Commitment Assignment duly executed by Seller;
(iii)sell, transfer, set over and convey to Purchaser all of Seller’s right, title and interest in and to the Agency Security scheduled to be issued by the applicable Agency; and
(iv)accept its appointment and discharge its performance obligations as servicer of all of the Mortgage Loans subject to the applicable Participation Certificate for the benefit of Purchaser (and any other registered holder of the Participation Certificate) for the period (the “Servicing Period”) from and after the Purchase Date through the earliest to occur of (A) the date of actual issuance, delivery and settlement of the Agency Security to Purchaser, provided such issuance and delivery occurs on or before the Agency Security Issuance Deadline, unless otherwise mutually agreed to by the parties and (B) in the case of an Agency Security Issuance Failure, either (x) any date so designated by Purchaser, but in all events a date occurring no later than the last calendar day of the second month following the month in which the Settlement Date for the related Agency Security was originally scheduled to occur; or (y) the date of Seller’s purchase of the entire Mortgage Pool based on, and as a result of, Seller’s breach of any of its representations and warranties hereunder including without limitation any of the mortgage loan representations herein.
(c)From time to time Seller may make a request of Purchaser by telephone or otherwise to enter into a Transaction. Purchaser shall be under no obligation to enter into the Transaction unless and until (i) it elects to do so, which election shall be evidenced solely by its transfer of appropriate funds to Seller and (ii) the conditions specified herein have been satisfied.
(d)If Purchaser elects to purchase any Participation Certificate, Purchaser shall pay an amount equal to the Purchase Price for such Participation Certificate by wire transfer of immediately available funds in accordance with the warehouse lender’s wire instructions or if there is no warehouse lender, Seller’s Wire Instructions. In the event that Purchaser rejects a Participation Certificate for purchase for any reason and/or does not transmit the Purchase Price, (i) any Participation Certificate delivered to Custodian in anticipation of such purchase shall automatically be null and void and shall be returned by Custodian to Seller and (ii) if Purchaser shall nevertheless receive any portion of the related Takeout Price, Purchaser shall pay such Takeout Price to Seller in accordance with Seller’s Wire Instructions on the date of receipt thereof by Purchaser if Purchaser receives such portion of the Takeout Price prior to 1:00 p.m., New York City time and otherwise, on the next Business Day.
(e)In the event that the Agency Security is not issued on or before the Agency Security Issuance Deadline, Purchaser and Seller may, in the sole discretion of each such party, agree to extend the original Agency Security Issuance Deadline, which agreement shall be evidenced in writing.
(f)To the extent, but only to the extent, the Agency Security is not issued on or before the Agency Security Issuance Deadline or an Agency Security Issuance Failure has occurred, then all payments and recoveries of principal and interest respecting any Mortgage Loan due on or after the Cut-off Date, shall belong to Purchaser.

(g)The terms and conditions of the purchase of each Participation Certificate shall be as set forth in this Agreement and in each Participation Certificate. Each Participation Certificate shall be deemed to incorporate, and Seller shall be deemed to make as of the applicable dates specified herein, for the benefit of Purchaser, the representations and warranties set forth herein in respect of such Participation Certificate and the Mortgage Loans evidenced by such Participation Certificate.
(h)If prior to any Purchase Date, Purchaser determines in its sole discretion that, by reason of circumstances affecting the relevant market, (i) adequate and reasonable means do not exist for ascertaining the Benchmark, (ii) the applicable Benchmark is no longer in existence, (iii) continued implementation of the Benchmark is no longer administratively feasible or no significant market practice for the administration of the Benchmark exists, (iv) the Benchmark will not adequately and fairly reflect the cost to Purchaser of purchasing Participation Certificates or maintaining Transactions, or (v) the administrator of the applicable Benchmark or a Governmental Authority having jurisdiction over Purchaser has made a public statement identifying a specific date after which the Benchmark shall no longer be made available or used for determining the interest rate of loans, Purchaser may give prompt notice thereof to Seller (each, a “Benchmark Replacement Event”), whereupon the rate that will replace the Benchmark for any immediately succeeding such Purchase Date, and for all subsequent Purchase Dates until such notice has been withdrawn by Purchaser, shall be the greater of (i) an alternative benchmark rate (including any mathematical or other adjustments to such benchmark rate (if any) incorporated therein) and (ii) zero, in lieu of the then-applicable Benchmark (any such rate, a “Benchmark Replacement Rate”), together with any proposed Benchmark Administration Changes, as determined by Purchaser in a manner substantially consistent with Purchaser’s practice for similarly situated counterparties and with substantially similar assets subject thereto.
(i)Subject to the following sentence, Purchaser will have the right to make Benchmark Administration Changes from time to time with respect to the Benchmark (including any Benchmark Replacement Rate), and will promptly notify Seller of the effectiveness of any such changes. Any adoption of Benchmark Administration Changes and any determination of a Benchmark Replacement Rate shall be made by Purchaser in a manner substantially consistent with market practice with respect to similarly situated counterparties with substantially similar assets in similar facilities; provided that the foregoing standard shall only apply to gestation transactions that are under the supervision of Purchaser’s investment bank New York mortgage finance business that administers the Transactions. Notwithstanding anything to the contrary herein or the other Program Documents, any such Benchmark Administration Changes will become effective without any further action or consent of Seller or any other party to this Agreement or the other Program Documents.
Section 3.    Takeout Commitments.
(a)Seller, coincident with the commencement of each Transaction, hereby and thereby assigns and sets over to Purchaser, without recourse, free and clear of any lien, claim, participation or encumbrance of any kind, all of Seller’s rights (but not its obligations) under each Takeout Commitment, including without limitation its right and entitlement to receive the entire Takeout Price specified in each Takeout Commitment from a Takeout Buyer. Purchaser agrees that it will deliver to each Takeout Buyer such Agency Security that is sufficient to satisfy all Takeout Commitments, provided that (i) the Agency Security shall have been issued and delivered pursuant to Purchaser in the Agency Security Face Amount, and at least equal to the Cut-off Date Principal Balance, on or before the Settlement Date so as to allow Purchaser to effect Good Delivery of the

Agency Security to the Takeout Buyer; and (ii) such Takeout Buyer executes the Takeout Commitment Assignment to Purchaser.
(b)In the event the Takeout Buyer fails to perform its obligations under the related Takeout Commitment as determined under the express terms set forth in such Takeout Commitment, Purchaser and Seller may, but neither is required to, renegotiate the terms of the Takeout Commitment Assignment.
Section 4.    Issuance and Delivery of Participation Certificate.
(a)In connection with each Transaction, Seller shall cause a fully executed and completed Participation Certificate to be issued and delivered to the Custodian for authentication and delivery of a copy thereof to Purchaser on or before the Purchase Date. Pursuant to the Custodial Agreement, Custodian shall hold the Participation Certificate for the exclusive use and benefit of Purchaser, as Purchaser’s bailee, and shall deliver a facsimile copy of the Participation Certificate to Purchaser upon authentication. The Participation Certificate shall evidence the entire Mortgage Pool Ownership Interest in the Mortgage Pool. The Participation Certificate shall, by its terms, cease to evidence a Mortgage Pool Ownership Interest (i) (A) with respect to any Agency Security issued by GNMA, when Purchaser (or its designee) is registered as the registered owner of such Security on GNMA's central registry and (B) with respect to any Agency Security issued by Fannie Mae or FHLMC, the later to occur of (x) the issuance of the related Agency Security and (y) the transfer of all of the right, title and ownership interest in that Agency Security to Purchaser or its designee; or (ii) in the event of an Agency Security Issuance Failure, a purchase of the entire Participation Certificate by Seller in an amount equal to the aggregate unpaid principal balance of the Mortgage Loans evidenced by such Participation Certificate plus accrued interest at the Participation Certificate Pass-Through Rate; provided, however, that in the event of an Agency Security Issuance Failure, Purchaser may at its option cause the Participation Certificate to be canceled in exchange for assignment and delivery to Purchaser by the Custodian of the entire Mortgage Pool Ownership Interest, and provided further, that the rights and remedies conferred under such Participation Certificate and this Agreement shall continue to be effective in determining the rights of Purchaser (or other holder of the Participation Certificate) to receive the benefit of any required payments derived from the Mortgage Pool.
(b)Purchaser and any transferee under the Participation Certificate shall be entitled during the term in which a Participation Certificate remains in force and effect to sell, transfer, assign, pledge, or otherwise dispose of such Participation Certificate in accordance with the terms of the Custodial Agreement, all without the consent of Seller. Seller agrees to treat any registered holder of the Participation Certificate as the sole beneficial owner of the Mortgage Pool evidenced thereby, all as further provided in the Custodial Agreement.
(c)Each Participation Certificate shall provide for monthly remittance by Seller to the registered holder thereof of Mortgage Pool payments of principal (including principal prepayments) and interest. The first Remittance Date for Seller’s remittance of Mortgage Loan payments to the holder of a Participation Certificate (“Initial Remittance Date”) shall occur (if at all) on the twenty-fifth (25th) day of the month following the month in which the Settlement Date is scheduled to occur. The remittance on the Initial Remittance Date, or on such earlier date if an Agency Security Issuance Failure has occurred, shall include all Mortgage Pool payments (with the interest component thereof adjusted to the Participation Certificate Pass-Through Rate) received by Seller (or Subservicer).

(d)Upon sale or other disposition by Purchaser as contemplated herein, Purchaser (or a subsequent registered holder of a Participation Certificate) shall surrender the Participation Certificate (to the extent in its possession) to Custodian upon the earliest to occur of
(i) the sale or transfer of such Participation Certificate and (ii) the assignment and delivery to Purchaser of the entire Mortgage Pool Ownership Interest.
Section 5.    Mortgage Pool Servicing.
(a)General Servicing Standards; Indemnification; Servicing Compensation. Seller and Purchaser each agrees and acknowledges that each Mortgage Pool shall be sold to Purchaser on a servicing retained basis. Purchaser and Seller agree, however, that Purchaser is engaging, and Purchaser does hereby engage, Seller to provide servicing of each Mortgage Pool for the benefit of Purchaser (and any other registered holder of the Participation Certificate) from the Purchase Date for each Transaction. Seller shall have no further servicing obligations or duties to Purchaser under the terms of this Agreement with respect to the relevant Mortgage Pool upon the expiration of the applicable Servicing Period.
Seller shall separately service and administer each Mortgage Pool in accordance with Accepted Servicing Practices and Seller shall at all times comply with applicable law, FHA Regulations, VA regulations and USDA Regulations, as applicable, and any other applicable rules or regulations so that (among other things) FHA insurance, VA guarantee, USDA guarantee, or private mortgage insurance in respect of any Mortgage Loan remains in full force and effect and is not reduced. Seller shall at all times maintain accurate and complete records of its servicing of the Mortgage Loans, and Purchaser may, at any time during Seller’s normal business hours, on reasonable notice, examine such records. In addition, Seller shall deliver to Purchaser on each Remittance Date (or other date of required remittance of Mortgage Loan payments) occurring during the Servicing Period a written report regarding the status of those Mortgage Loans, in the form, and having the content, of the remittance report required under the relevant Agency Guide and Agency Program respecting the Agency Security originally intended to be issued pursuant to the Transaction (each, a “Mortgage Loan Remittance Report”). Seller shall not consent to a modification of the interest rate of a Mortgage Note, defer or forgive the payment thereof or of any principal, reduce the outstanding principal amount (except for actual payments of principal) or extend the final maturity date of a Mortgage Loan during the Servicing Period or at any other time that it is servicing such Mortgage Loan hereunder for the benefit of Purchaser or its permitted assigns. In addition, the Seller will not make material changes (other than changes required by Applicable Law) to the servicing of the Mortgage Loans without the consent of the Purchaser.
Seller shall indemnify and hold Purchaser harmless against any and all actions, claims, liabilities or other losses (“Losses”) resulting from or otherwise arising in connection with the failure of Seller to perform its Obligations in strict compliance with the terms of this Agreement (which indemnification shall not include consequential damages but shall include, without limitation, any failure to perform servicing obligations, any failure of a Takeout Buyer to perform in a timely manner under its forward purchase commitment if such failure was caused by Seller’s required action or failure to take action under the terms of this Agreement, any Losses attributable to an Agency Security Issuance Failure if such failure was caused by Seller’s required action or failure to take action under the terms of this Agreement, any Losses attributable to the improper servicing of the Mortgage Loans and any Losses attributable to the failure of an Agency to deliver an Agency Security on the Scheduled Delivery Date if such failure was caused by Seller’s required action or failure to take action under the terms of this Agreement).
With respect to any Mortgage Loan, if the related Mortgage Loan is delinquent with respect to either the Mortgage Loan’s first or second scheduled monthly payment subsequent to origination of such Mortgage Loan, Seller shall, upon receipt of notice from Purchaser, promptly indemnify and hold Purchaser harmless against any Losses resulting from or otherwise arising in connection with such delinquent Mortgage Loan.
As compensation for Seller undertaking servicing duties, Seller shall be entitled to receive the Servicing Fee and such other compensation (e.g., late fees and assumption fees) as and in such manner provided for under the applicable provisions of the relevant Agency Guide and Agency Program.
(b)Seller’s Retention of Mortgage Files and Servicing Files. Each Servicing File and Mortgage File shall be held by Seller in order to service the Mortgage Loans pursuant to this Agreement and are and shall be held in trust by Seller for the benefit of Purchaser as the owner thereof during the Servicing Period or at any other time that it is servicing such Mortgage Loan hereunder for the benefit of Purchaser or its permitted assigns. Seller’s possession of each Servicing File and Mortgage File is at the will of Purchaser for the sole purpose of facilitating servicing of the related Mortgage Loan during the Servicing Period pursuant to this Agreement, and such retention and possession by Seller shall be in a custodial capacity only. The ownership of each Mortgage Note, Mortgage and related Mortgage Loan Documents, and the contents of each Servicing File and Mortgage File is vested in Purchaser and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of Seller shall immediately vest in Seller for the benefit of Purchaser and shall be retained and maintained, in trust, by Seller at the will of Purchaser in such custodial capacity only. The books and records of Seller shall be appropriately marked to clearly reflect the ownership of the related Mortgage Loans by Seller for the benefit of Purchaser (subject to the rights of the relevant Agency upon issuance of the Agency Security). Seller shall release from its custody the contents of any Mortgage File or Servicing File retained by it only in accordance with this Agreement and/or any applicable Agency Guide, unless such release is required as incidental to the servicing of a Mortgage Loan.
(c)Custodial Collection Account and Escrow Account; Mortgage Loan Payments. Seller shall establish one or more custodial collection accounts and escrow accounts, each in the form of time deposit or demand accounts, and each titled, “Nationstar Mortgage LLC, in trust for JPMorgan Chase Bank, National Association Residential Rate Mortgage Loans and various Mortgagors” (each such account, a “Custodial Account”). Such accounts shall be established with a Qualified Depository acceptable to Purchaser and Seller shall promptly deliver to Purchaser evidence of the establishment of such accounts by delivery to Purchaser of certifications substantially in the form of the above-referenced Account Certifications.
Any funds deposited in any of the foregoing accounts shall at all times be fully insured by the FDIC to the full extent permitted under applicable law. Funds shall be deposited in such accounts, and may be drawn on and invested and reinvested, by Seller solely in a manner consistent with the applicable servicing provisions of the Agency Guide and Agency Program relating to the Agency Security originally intended to be issued in connection with the relevant Transaction.

(d)Subservicers. The Mortgage Loans may be subserviced by a Subservicer on behalf of Seller provided that the Subservicer is a GNMA-approved issuer, Fannie Mae-approved lender, FHLMC seller/servicer, FHA Approved Mortgagee, and VA Approved Lender, in each case in good standing, and no event has occurred, including but not limited to a change in insurance coverage, that would make it unable to comply with the eligibility requirements for lenders/servicers imposed by the relevant Agency Guide or which would require notification to the relevant Agency. Seller shall notify all relevant Subservicers, at the commencement of each Transaction, of Purchaser’s interest under this Agreement. Seller shall pay all fees and expenses of a Subservicer from its own funds, and a Subservicer’s fee shall not exceed the Servicing Fee respecting a particular Mortgage Pool.
At the cost and expense of Seller, without any right of reimbursement from any custodial collection account, Seller shall be entitled to terminate the rights and responsibilities of a Subservicer and arrange for any servicing responsibilities to be performed by a successor Subservicer meeting the requirements in the preceding paragraph; provided, however, that nothing contained herein shall be deemed to prevent or prohibit Seller, at Seller’s option, from electing to service the related Mortgage Loans itself. In the event that Seller’s responsibilities and duties respecting a particular Mortgage Pool expire by reason of expiration or earlier termination of the Servicing Period, if reasonably requested to do so by Purchaser, Seller shall, at its own cost and expense, terminate the rights and responsibilities of any Subservicers as soon as is reasonably possible.
Notwithstanding any of the provisions of this Agreement relating to agreements or arrangements between Seller and a Subservicer or any reference herein to actions taken through a Subservicer or otherwise, Seller shall not be relieved of its Obligations to Purchaser or other registered holder of the Participation Certificate and shall be obligated to the same extent and under the same terms and conditions as if it alone were servicing and administering the Mortgage Loans and Seller shall remain responsible hereunder for all acts and omissions of a Subservicer as fully as if such acts and omissions were those of Seller. Seller shall be entitled to enter into an agreement with a Subservicer for indemnification of Seller by the Subservicer and nothing contained in this Agreement shall be deemed to limit or modify such indemnification.
Any subservicing agreement and any other transactions or services relating to the Mortgage Loans involving a Subservicer shall be deemed to be between the Subservicer and Seller alone, and Purchaser shall have no obligations, duties or liabilities with respect to the Subservicer including no obligation, duty or liability to pay the Subservicer’s fees and expenses.
(e)Servicing Termination. Without limiting Purchaser’s rights to terminate Seller as servicer as provided above, Purchaser (or any other registered holder of the related Participation Certificate) shall nonetheless be entitled (and in the case of clause (vi), such termination shall occur automatically), by written notice to Seller (and in the case of clause (vi) below immediately without notice), to effect termination of Seller’s Servicing Rights and obligations respecting the affected Mortgage Pool in the event any of the following circumstances or events (“Servicer Termination Events”) occur and are continuing:
(i)the Seller shall default in the payment of (i) any amount payable by it hereunder or under any other Program Document, (ii) Expenses or (iii) any other obligations under the Program Documents, when the same shall become due and payable, whether at the due date thereof, or by acceleration or otherwise; or

(ii)any representation or warranty made by Seller in this Agreement or any other Program Document is untrue, inaccurate or incomplete in any material respect (each such representation or warranty, a “Materially False Representation”) on or as of the date made; or
(iii)(A) the failure of the Seller to perform, comply with or observe any term, covenant or agreement applicable to the Seller contained in any of, Sections 10(a)(i) (Maintenance of Existence; Conduct of Business), (ix) (Limitation on Distributions), (xi) (Transactions with Affiliates), (xii) (Limitation on Sale of Assets), (xiv) (Only Permitted Indebtedness), (xv) (Mergers, Acquisitions, Subsidiaries), (xvii) (Financial Condition Covenants), (xix) (True and Correct Information), (xxii) (Illegal Activities), (xxiii) (Material Change in Business) or (xxvi) (Agency Approvals; Servicing), after giving effect to any grace period applicable to such covenant or agreement; or (B) the failure of Seller to repurchase any Mortgage Loan pursuant to Section 9(c) hereof; or
(iv)Seller shall fail to observe, keep or perform any duty, responsibility or obligation imposed or required by this Agreement or any other Program Document other than one of the Servicer Termination Events specified or described in another section of this Section 5(e)), and such failure continues unremedied for a period of five (5) days; or
(v)any Act of Insolvency occurs with respect to Seller, any of its Subsidiaries; or
(vi)one or more final judgments or decrees in excess of $20,000,000, alone or in the aggregate, are entered against Seller or any of its Subsidiaries involving claims not paid or not fully covered by insurance and the same are not vacated, discharged or satisfied, or stayed or bonded pending appeal, within thirty (30) days from the date of entry thereof, and Seller or such Subsidiary shall not within said period of thirty (30) days or such longer period during which execution of same shall have been stayed by court order or by written agreement with the judgment creditor, perfect appeal therefrom and cause execution thereof to be stayed during such appeal; or
(vii)any Agency, private investor or any other Person seizes or takes control of the Servicing Portfolio of Seller for breach of any servicing agreement applicable to such Servicing Portfolio or for any other reason whatsoever; or
(viii)any Agency or Governmental Authority revokes or materially restricts the authority of Seller, any of Seller’s Subsidiaries or any Subservicer, to originate, purchase, sell or service residential mortgage loans, as remedy in respect of Seller’s violation of applicable laws or an Agency Guide, which does not include limits on commitment authority, including, without limitation, as a result of any Subservicer’s failure to meet all requisite servicer eligibility qualifications promulgated by any Agency; or
(ix)there is a default under any Indebtedness (after taking into account any applicable grace or cure periods in such agreement) other than a Program Document that Seller has entered into with Purchaser or any of its Affiliates or Subsidiaries; or
(x)Seller fails to pay when due any other Indebtedness beyond any period of grace provided which Indebtedness is in excess of $20,000,000, or there occurs any breach or default with respect to any material term of any such Indebtedness, if the effect of such failure, breach or default is to cause, or to permit the holder or holders thereof (or a trustee on behalf of such holder or holders) to cause, such Indebtedness of such Person to become or be declared due before its stated maturity (upon the giving or receiving of notice, lapse of time or both, or satisfaction of any other condition to acceleration, whether or not any such condition to acceleration has been satisfied); or
(xi)there is a Material Adverse Effect; or
(xii)reserved; or
(xiii)(A) Seller shall assert that any Program Document is not in full force and effect or shall otherwise seek to terminate (other than a termination of this Agreement or any Program Document that is expressly permitted by this Agreement), or disaffirm its obligations under, any such Program Document at any time following the execution thereof or (B) any Program Document ceases to be in full force and effect, or any of Seller’s material obligations under any Program Document shall cease to be in full force and effect (other than as a result of any termination of this Agreement or any Program Document that is expressly permitted by this Agreement), or the enforceability thereof shall be contested by Seller; or
(xiv)any Governmental Authority or any trustee, receiver, conservator or similar official acting or purporting to act under Governmental Authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the assets of Seller, any of its Subsidiaries or any Subservicer, or shall have taken any action to displace the management of Seller or any of its Subsidiaries or to curtail its authority in the conduct of the business of Seller or any of its Subsidiaries, or to restrict the payment of dividends to Seller by any Subsidiary of Seller, and such action shall not have been discontinued or stayed within thirty (30) days; or
(xv)any Change in Control of Seller shall have occurred without Purchaser’s prior written consent; or
(xvi)reserved; or
(xvii)any failure of Seller to maintain its status as a member of MERS in good standing; or
(xviii)reserved; or
(xix)the initiation of any investigation or proceeding in respect of Seller by any Governmental Authority, that is reasonably likely to have a Material Adverse Effect on Seller’s ability to perform its obligations under this Agreement or the other Program Documents; or
(xx) the Pension Benefit Guaranty Corp. shall, or shall indicate its intention to, file notice of a Lien pursuant to Section 4068 of ERISA with regard to any of the assets of Seller or any of its Subsidiaries; or
(xxi)Seller shall become subject to registration as an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended; or
(xxii)Purchaser shall fail to have a valid and perfected first priority security interest in any of the Participation Certificates, including the Servicing Rights thereto, free and clear of any other Lien; or
(xxiii)an Agency Security Issuance Failure that is caused by Seller’s required action or failure to take action under the terms of this Agreement.

(f)Remedies. In the case of the events described in subclause (e)(v), immediately upon the occurrence of any such event, regardless of whether notice of such event shall have been given to or by Purchaser or Seller, and each and every other case, so long as the Servicer Termination Event shall not have been remedied (but only to the extent, and within the time period, of any remedy period provided above), in addition to whatever rights Purchaser may have at law or equity to damages, including injunctive relief and specific performance, by notice in writing to Seller, Purchaser may terminate all the Servicing Rights of Seller and all Outstanding Transactions.
Upon receipt by Seller of such written notice, all authority and power of Seller respecting its interim mortgage servicing duties under this Agreement and any affected Transactions, shall pass to and be vested in the successor servicer appointed by Purchaser (a “Designated Servicer”). Upon written request by Purchaser, Seller shall prepare, execute and deliver to the Designated Servicer any and all documents and other instruments, place in such successor’s possession all Mortgage Files and Servicing Files, and do or cause to be done all other acts or things necessary or appropriate to effect the purposes of such notice of termination, including, but not limited to, the transfer, endorsement and assignment of the Mortgage Loans and related documents, at Seller’s sole expense.
Section 6.    Seller Covenants Regarding Transfer of Servicing.
In the event a Servicer Termination Event occurs as described in subclause (vi) of the definition of Servicer Termination Event or Purchaser gives notice to Seller of Purchaser’s intention to transfer servicing to the Designated Servicer upon the occurrence of any other Servicer Termination Event, expiration or earlier termination of the Servicing Period (“Servicing Transfer Date”), then, in each such case Seller agrees at its sole expense to take all reasonable and customary actions, to assist Purchaser, Custodian and Designated Servicer in effectuating and evidencing transfer of servicing to the Designated Servicer in compliance with applicable law on or before the Servicing Transfer Date, including:
(a)Notice to Mortgagors. Seller shall mail to the mortgagor of each Mortgage Loan, by such date as may be required by law, a letter advising the mortgagor of the transfer of the servicing thereof to the Designated Servicer. Seller shall promptly provide the Designated
Servicer with copies of all such letters. Purchaser shall cause the Designated Servicer to mail a letter to each such mortgagor advising such mortgagor that the Designated Servicer is the new servicer of the related Mortgage Loan. Such letters shall be mailed by such date as may be required by applicable law.
(b)Notice to Taxing Authorities, Insurance Companies and HUD (if applicable). Seller shall transmit or cause to transmit to the applicable taxing authorities and insurance companies (including primary mortgage insurers, if applicable) and/or agents, not less than fifteen (15) days prior to the Servicing Transfer Date, notification of the transfer of the servicing to the Designated Servicer and instructions to deliver all notices, tax bills and insurance statements, as the case may be, to the Designated Servicer from and after the Servicing Transfer Date. Seller shall promptly provide the Designated Servicer with copies of all such notices. With respect to any FHA-insured/VA guaranteed/USDA guaranteed Mortgage Loans in the Mortgage Pool in addition to the requirements set forth above, Seller shall provide notice to HUD on such forms prescribed by HUD, or to the VA respecting the transfer of insurance credits, as the case may be. Seller shall be obligated to pay all mortgage insurance premiums with respect to FHA/VA/USDA Mortgage Loans until such notice is received by HUD and/or the VA.

(c)Assignment and Endorsements. At Purchaser’s (or Designated Servicer’s) direction and in Purchaser’s sole discretion, Seller shall, at its own cost and expense, prepare and/or complete endorsements to Mortgage Notes and assignments of Mortgages (including any interim endorsements or assignments) prior to the Servicing Transfer Date.
(d)Delivery of Servicing Records. Seller shall forward to the Designated Servicer, not more than thirty (30) days after the Servicing Transfer Date, all Servicing Files, Mortgage Files and any other Mortgage Loan Documents in Seller’s (or any Subservicer’s) possession relating to each Mortgage Loan.
(e)Escrow Payments. Seller shall provide the Designated Servicer on or before the Servicing Transfer Date with immediately available funds by wire transfer in the amount of the net Escrow Payments and suspense balances and all loss draft balances associated with the Mortgage Loans in an affected Mortgage Pool. Seller shall provide the Designated Servicer on or before the Servicing Transfer Date with an accounting statement of Escrow Payments and suspense balances and loss draft balances sufficient to enable the Designated Servicer to reconcile the amount of such payment with the accounts of the Mortgage Loans in the affected Mortgage Pool. Additionally, Seller shall wire to the Designated Servicer on or before the Servicing Transfer Date the amount of any agency, trustee or prepaid Mortgage Loan payments and all other similar amounts held by Seller (or Subservicer).
(f)Payoffs and Assumptions. Seller shall provide to the Designated Servicer, on or before the Servicing Transfer Date, copies of all assumption and payoff statements generated by Seller (or Subservicer), on the Mortgage Loans.
(g)Mortgage Payments Received Prior to Servicing Transfer Date. Seller shall forward by wire transfer, on or before the Servicing Transfer Date, all payments received by Seller (or Subservicer) on each Mortgage Loan in the affected Mortgage Pools prior to the Servicing Transfer Date to Purchaser.
(h) Mortgage Payments Received After Servicing Transfer Date. Seller shall forward the amount of any monthly payments received by Seller (or Subservicer) after the Servicing Transfer Date to the Designated Servicer by overnight mail the next Business Day following receipt thereof. Seller shall notify the Designated Servicer of the particulars of the payment, which notification requirement shall be satisfied (except with respect to Mortgage Loans then in foreclosure or bankruptcy) if Seller (or Subservicer) forwards with its payments sufficient information to the Designated Servicer. Seller shall assume full responsibility for the necessary and appropriate legal application of monthly Mortgage Pool payments received by Seller (or Subservicer) after the Servicing Transfer Date with respect to Mortgage Loans then in foreclosure or bankruptcy; provided, however, necessary and appropriate legal application of such monthly Mortgage Pool payments shall include, but not be limited to, endorsement of a Mortgage Loan monthly payment to the Designated Servicer with the particulars of the payment such as the account number, dollar amount, date received and any special mortgage application instructions.
(i)Reconciliation. Not less than five (5) days prior to the Servicing Transfer Date, Seller shall reconcile principal balances and make any monetary adjustments reasonably required by the Designated Servicer. Any such monetary adjustments will be transferred between Seller and the Designated Servicer, as appropriate.

(j)IRS Forms. Seller shall timely file all IRS forms which are required to be filed in relation to the servicing and ownership of the Mortgage Loans. Seller shall provide copies of such forms to the Designated Servicer upon request and shall reimburse the Designated Servicer for any costs or penalties incurred by the Designated Servicer due to Seller’s failure to comply with this paragraph.
In the event Seller fails to perform any of its obligations described in paragraph (a) through (j) above within the time periods specified therein, Purchaser may take, or cause to be taken, at Seller’s expense, any of the actions described therein.
Section 7.    Intent of Parties; Security Interest.
(a)It is the express intent of Purchaser and Seller that sale of the Participation Certificate by Seller to Buyer hereunder be, and be treated for all purposes as, a true sale by Seller of the Participation Certificate.
(b)From and after the issuance of the related Participation Certificate, all funds received on or in connection with such Mortgage Loan shall be deposited in the Custodial Account and held by Seller in trust for the benefit of the registered holder of the related Participation Certificate and shall be disbursed only in accordance with this Agreement.
(c)The sale of a participation in each Mortgage Loan shall be reflected on Seller’s balance sheet and other financial statements as a sale of assets by Seller. Seller shall be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be clearly marked to reflect the ownership of each Mortgage Loan by the registered holder of the related Participation Certificate.
(d)Purchaser and Seller confirm that each of the Transactions contemplated herein are purchases and sales and are not loan transactions. The parties understand and intend that this Agreement and each Transaction constitute a “securities contract” as that term is defined in § 741(7) of the United States Bankruptcy Code. In the event, for any reason, that any Transaction is deemed by any court or regulatory authority, as a result of a change of law or otherwise, not to be a purchase and sale of the relevant Mortgage Pool, then Seller hereby pledges to Purchaser as security for the performance of its obligations under this Agreement and hereby grants, assigns and pledges to Purchaser a fully perfected first priority security interest in the Mortgage Loans, any Agency Security or right to receive such Agency Security when issued to the extent backed by any of the Mortgage Loans, the custodial collection accounts and escrow accounts, the Agency Security to be issued as originally contemplated hereunder and the Takeout Commitments (and assignments thereof), together with the Servicing Files, Mortgage Files, Mortgage Loan Documents and Pooling Documents and any other contract rights, accounts (including any interest of Seller in escrow accounts) and any other payments, rights to payment (including payments of interest or finance charges) and general intangibles to the extent that the foregoing relates to any Mortgage Loan; and any other assets relating to the Mortgage Loans (including, without limitation, any other accounts) or any interest in the Mortgage Loans and all products and proceeds of any and all of the foregoing, in all instances, whether now owned or hereafter acquired, now existing or hereafter created (collectively, the “Basic Collateral”). Possession of the Mortgage Loan Documents, Pooling Documents and any other documentation relating to the Mortgage Pool or the Agency Security by Custodian or by Seller shall constitute constructive possession by Purchaser. Purchaser shall have all the rights of a secured party pursuant to applicable law, and for such purposes this Agreement shall constitute a security agreement.
(e)In order to further secure the Seller’s Obligations under this Agreement, Seller and Purchaser intend that Purchaser or its Assignee, as the case may be, shall have, and the Seller hereby grants and pledges to Purchaser or its Assignee a perfected first priority security interest in Seller’s right, title and interest in the Servicing Rights to the Mortgage Loans and the Servicing Files related thereto and the proceeds of any and all of the foregoing in all instances, whether now owned or hereafter acquired, now existing or hereafter created (the “Additional Collateral”; together with the Basic Collateral, the “Collateral”) free and clear of adverse claims. For the avoidance of doubt, upon the issuance of the related Agency Security pursuant to and in accordance with this Agreement, the Purchaser shall release and be deemed to release all of its security interest in the Mortgage Loans, Participation Certificates and Servicing Rights relating thereto.
(f)The provisions set forth in this Section are intended to constitute a security agreement or other arrangement or other credit enhancement related to the Agreement and transactions hereunder as defined under Section 101(47)(A)(v) and 741(7)(A)(xi) of the Bankruptcy Code.
(g)Seller hereby authorizes Purchaser to file such financing statement or statements relating to the Collateral as Purchaser, at its option, may deem appropriate. Seller shall pay the filing costs for any financing statement or statements prepared pursuant to this Section.
Section 8.    Conditions Precedent.
(a)It shall be a condition precedent to the parties entering into the initial Transaction, under this Agreement that:
(i)Purchaser receives a certificate of a Responsible Officer attaching certified copies of Seller’s organizational documents and resolutions of Seller authorizing the transactions contemplated hereby;
(ii)Purchaser receives a certificate of incumbency of authorized representatives which sets forth the names, titles and true signatures of all of those individuals authorized to execute any document or instrument contemplated by this Agreement and the Custodial Agreement;
(iii)Purchaser receives an opinion of counsel of the Seller, (A) in the form of Exhibit D or such other form as the Purchaser may accept with respect to Purchaser’s perfected security interest in the related Mortgage Loans and non-contravention, enforceability and corporate opinions with respect to Seller; (B) an opinion with respect to the inapplicability of the Investment Company Act of 1940 to Seller and (C) a true sale opinion; each in form and substance acceptable to Purchaser;
(iv)Purchaser receives a fully executed Custodial Agreement;
(v)Purchaser receives a fully executed Fee Letter;
(vi)Purchaser receives such other documents reasonably requested by Purchaser;
(vii)reserved;
(viii)Purchaser receives the Master Securities Forward Transaction Agreement;

and
(ix)Purchaser has completed its due diligence of Seller to its satisfaction.
(b)It shall be a condition precedent to the parties entering into all Transactions, under this Agreement that:
(i)Purchaser receives a copy of the Takeout Commitment covering in the aggregate a Takeout Amount equal to the Agency Security Face Amount;
(ii)Purchaser receives the Takeout Commitment Assignment(s), duly executed by Seller, prior to each Purchase Date together with appropriate instructions sufficient to ensure that Purchaser can obtain the consent of each Takeout Buyer to the assignment of the Takeout Commitment;
(iii)Purchaser receives such copies of the relevant Pooling Documents (the originals of which shall have been delivered to the Agency) as Purchaser may request from time to time;
(iv) Purchaser receives a letter from any warehouse lender having a security interest in the Mortgage Loans, addressed to Purchaser, releasing any and all right, title and interest in such Mortgage Loans, substantially in the form of an exhibit to the Custodial Agreement;
(v)Purchaser receives a facsimile copy of the original Participation Certificate fully completed by Seller and authenticated by Custodian;
(vi)no Servicer Termination Event or Potential Servicer Termination Event shall have occurred and be continuing under the Program Documents;
(vii)Purchaser receives an electronic data file for each Transaction, including all fields set forth on Exhibit B hereto;
(viii)the representations and warranties made by the Seller shall be true, correct and complete on and as of such Purchase Date in all material respects with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);
(ix)after giving effect to the requested Transaction, the aggregate outstanding Purchase Price for all Mortgage Loans subject to Outstanding Transactions under this Agreement shall not exceed the Maximum Purchase Price;
(x)there shall not have occurred a material adverse change in the financial condition of the Purchaser which affects (or can reasonably be expected to affect) materially and adversely the ability of the Purchaser to fund its obligations under this Agreement;
(xi)such Purchase Date occurs at least three (3) Business Days prior to the related Settlement Date.
Section 9.    Representations and Warranties.
(a)Seller hereby represents and warrants to Purchaser as of the date hereof and as of the date of each issuance and delivery of a Participation Certificate that:
(i)Mortgage Loan Schedule. The information set forth in the related Mortgage Loan Schedule and all other information or data furnished by, or on behalf of, Seller to Purchaser is complete, true and correct in all material respects, and the Seller acknowledges that Purchaser has not verified the accuracy of such information or data.
(ii)Organization and Good Standing. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction under which it was organized, has full legal power and authority to own its property and to carry on its business as currently conducted, and is duly qualified as a foreign entity to do business and is in good standing in each jurisdiction in which the transaction of its business makes such qualification necessary, except in jurisdictions, if any, where a failure to be in good standing has no material adverse effect on the business, operations, assets or financial condition of Seller.
(iii)Authority and Capacity. Seller has all requisite power, authority and capacity to enter into this Agreement and each other Program Document and to perform the obligations required of it hereunder and thereunder. This Agreement constitutes a valid and legally binding agreement of Seller enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization, conservatorship and similar laws, and by equitable principles. No consent, approval, authorization, license or order of or registration or filing with, or notice to, any Governmental Authority is required under any Requirement of Law before the execution, delivery and performance of or compliance by Seller with this Agreement or any other Program Document or the consummation by Seller of any transaction contemplated thereby, except for those that have already been obtained by Seller, and the filings and recordings in respect of the Liens created pursuant to this Agreement and the other Program Documents. If Seller is a depository institution, this Agreement is a part of, and will be maintained in, Seller’s official records.
(iv)No Conflict. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement, nor compliance with its terms and conditions, shall conflict with or result in the breach of, or constitute a default under, or result in the creation or imposition of any Lien (other than Liens created pursuant to this Agreement and the other Program Documents) of any nature upon the properties or assets of Seller under, any of the terms, conditions or provisions of Seller’s organizational documents, or any mortgage, indenture, deed of trust, loan or credit agreement or other agreement or instrument to which Seller is now a party or by which it is bound (other than this Agreement).
(v)Performance. Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform, and Seller intends to perform, each and every covenant that it is required to perform under this Agreement and the other Program Documents.
(vi)Ordinary Course Transaction. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of Seller, and neither the sale, transfer, assignment and conveyance of Mortgage Loans or Participation Certificates to Purchaser nor the pledge, assignment, transfer and granting of a security interest to Purchaser in the Mortgage Loans or Participation Certificates, by Seller pursuant to this Agreement is subject to the bulk transfer or any similar Requirement of Law in any effect in any applicable jurisdiction.
(vii)Reserved.
(viii)Litigation; Compliance with Laws. There is no Litigation pending or, to Seller’s knowledge threatened, that could reasonably be expected to cause a Material Adverse Effect.

Seller has not violated any Requirement of Law applicable to Seller that, if violated, could reasonably be expected to have a Material Adverse Effect.
(ix) Statements Made. The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of Seller to Purchaser in connection with the negotiation, preparation or delivery of this Agreement and the other Program Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by or on behalf of Seller to Purchaser in connection with this Agreement and the other Program Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified. There is no fact known to a Responsible Officer that, after due inquiry, could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Program Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to Purchaser for use in connection with the transactions contemplated hereby or thereby.
(x)Approved Company. Seller currently holds all approvals, authorizations and other licenses from the Takeout Buyers and the Agencies required under the Agency Guides (or otherwise) to originate, purchase, hold, service and sell Mortgage Loans of the types underlying the Participation Certificates to be offered for sale to Purchaser hereunder.
(xi)Reserved.
(xii)Solvency. Both as of the date hereof and immediately after giving effect to each Transaction hereunder, the fair value of Seller’s assets is greater than the fair value of Seller’s liabilities (including contingent liabilities if and to the extent required to be recorded as liabilities on the financial statements of Seller in accordance with GAAP), and Seller (1) is not insolvent (as defined in 11 U.S.C. § 101(32)), (2) is able to pay and intends to pay its debts as they mature and (3) does not have an unreasonably small capital to engage in the business in which it is engaged and proposes to engage. Seller does not intend to incur, or believe that it has incurred, debts beyond its ability to pay such debts as they mature. Seller is not transferring any Mortgage Loans with any intent to hinder, delay or defraud any Person.
(xiii)Reporting. In its financial statements, Seller intends to report each sale of a Mortgage Loan or Participation Certificate hereunder as a sale in accordance with GAAP. Seller has been advised by or confirmed with its independent public accountants that such sales can be so reported under GAAP on its financial statements.
(xiv)Financial Condition. The balance sheets of Seller provided to Purchaser pursuant to Section 10(a)(viii) (and, if applicable, its Subsidiaries, on a consolidated and consolidating basis) as of the dates of such balance sheets, and the related statements of income, changes in stockholders’ equity and cash flows for the periods ended on the dates of such balance sheets heretofore furnished to Purchaser, fairly present in all material respects the financial condition of Seller and its Subsidiaries as of such dates and the results of its and their operations for the periods ended on such dates. On the dates of such balance sheets, Seller had no known material liabilities, direct or indirect, fixed or contingent, matured or unmatured, or liabilities for taxes, long-term leases or unusual forward or long- term commitments not disclosed by, or reserved against on, said balance sheets and related statements, and at the present time there are no material unrealized or anticipated losses from any loans, advances or other commitments of Seller except as heretofore disclosed to Purchaser in writing. Said financial statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved. Since the date of the balance sheet most recently provided, there has been no Material Adverse Effect, nor is Seller aware of any state of facts particular to Seller that (with or without notice or lapse of time or both) could reasonably be expected to result in any such Material Adverse Effect.
(xv)No Broker. The Seller has not dealt with any broker, investment banker, agent, or other person, except for the Purchaser, who may be entitled to any commission or compensation in connection with the sale of Participation Certificates pursuant to this Agreement.
(xvi)Investment Company Act. Seller is not required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
(xvii)Eligibility of Custodian. The Custodian is an eligible custodian under the Agency Guide and Agency Program.
(xviii)ERISA. All plans (“Plans”) of a type described in Section 3(3) of ERISA in respect of which Seller or any Subsidiary of Seller is an “employer,” as defined in Section 3(5) of ERISA, are in substantial compliance with ERISA, and none of such Plans is insolvent or in reorganization, has an accumulated or waived funding deficiency within the meaning of Section 412 of the IRC, and neither Seller nor any Subsidiary of Seller has incurred any material liability (including any material contingent liability) to or on account of any such Plan pursuant to Sections 4062, 4063, 4064, 4201 or 4204 of ERISA. No proceedings have been instituted to terminate any such Plan, and no condition exists that presents a material risk to Seller or a Subsidiary of Seller of incurring a liability to or on account of any such Plan pursuant to any of the foregoing Sections of ERISA. No material liability exists with respect to any Plan in which Seller or any Subsidiary of Seller is an “employer”, or any trust forming a part thereof, that has been terminated since December 1, 1974.
(xix)Tax Returns and Payments. All federal, state and local income, excise, property and other tax returns required to be filed with respect to Seller’s operations and those of its Subsidiaries in any jurisdiction have been filed on or before the due date thereof (plus any applicable extensions); all such returns are true and correct; all taxes, assessments, fees and other governmental charges upon Seller, and Seller’s Subsidiaries and upon their respective properties, income or franchises, that are, or should be shown on such tax returns to be, due and payable have been paid, including all Federal Insurance Contributions Act (FICA) payments and withholding taxes, if appropriate, other than those that are being contested in good faith by appropriate proceedings, diligently pursued and as to which Seller has established adequate reserves determined in accordance with GAAP, consistently applied. The amounts reserved, as a liability for income and other taxes payable, in the financial statements described in Section 10(a)(viii) are sufficient for payment of all unpaid federal, state and local income, excise, property and other taxes, whether or not disputed, of Seller and its Subsidiaries, accrued for or applicable to the period and on the dates of such financial statements and all years and periods prior thereto and for which Seller and Seller’s

Subsidiaries may be liable in their own right or as transferee of the assets of, or as successor to, any other Person.
(xx)In Compliance with Applicable Laws. Seller and its Subsidiaries each complies in all material respects with all Requirements of Law applicable to it. Without limiting the foregoing, Seller and its Subsidiaries each complies in all material respects with all applicable (1) Agency Guides, (2) Privacy Requirements, including the GLB Act and Safeguards Rules promulgated thereunder, (3) consumer protection laws and regulations, and (4) licensing and approval requirements applicable to Seller’s and its Subsidiaries’ origination of Mortgage Loans.
(xxi)Place of Business and Formation. The principal place of business of Seller is located at the address set forth for Seller in Section 16. As of the date hereof, and during the four (4) months immediately preceding that date, the chief executive office of Seller and the office where it keeps its financial books and records relating to its property and all contracts relating thereto and all accounts arising therefrom is and has been located at the address set forth for Seller in Section 16. As of the date hereof, Seller’s jurisdiction of organization is the state specified in Section 16.
(xxii)Seller is Principal. Seller is engaging in the Transactions as a principal.
(xxiii)No Potential Servicer Termination Event. No Potential Servicer Termination Event or Servicer Termination Event has occurred and is continuing.
(xxiv)No Sanctioned Persons. Neither Seller, its Subsidiaries nor any of its or their directors, members, managers, partners, officers, employees, brokers or agents acting or benefiting in any capacity in connection with this Agreement or any other transaction involving any Purchaser or, to the best of Seller’s knowledge, any Purchaser’s Affiliate, is a Sanctioned Person.
(xxv)Anti-Money Laundering Laws. Seller and its Affiliates each complies with all Anti-Money Laundering Laws applicable to it and its agents.
(xxvi)Anti-Corruption Laws and Sanctions. Seller has implemented and maintains in effect policies and procedures designed to ensure compliance by Seller, its Subsidiaries and their respective directors, members, managers, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Seller, its Subsidiaries and their respective directors, members, managers, partners, officers, employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. No use of proceeds of any Transaction nor any other transaction contemplated by the Program Documents will violate Anti-Corruption Laws or applicable Sanctions.
(xxvii) Participation Certificates.
(A)Except to the extent released on or prior to each Transaction, the Seller has not assigned, pledged, or otherwise conveyed or encumbered any Mortgage Loan to any other Person, and immediately prior to the sale of the related Participation Certificate to the Purchaser, the Seller was the sole owner of such Mortgage Loan and had good and marketable title thereto, free and clear of all Liens, in each case except for Liens to be released simultaneously with the sale to the Purchaser hereunder.
(B)The provisions of this Agreement are effective to either constitute a sale of the Participation Certificate and the beneficial interest in the Mortgage Pool to the Purchaser or to create in favor of the Purchaser a valid security interest in all right, title and interest of the Seller in, to and under the Mortgage Pool.
(xxviii)Agency Approvals. Seller (and each subservicer) is approved by GNMA as an approved issuer, Fannie Mae as an approved lender, Freddie Mac as an approved seller/servicer (as the case may be) and by FHA as an approved mortgagee and by VA as an approved VA lender, in each case in good standing (such collective approvals and conditions, “Agency Approvals”), with no event having occurred or Seller (or any subservicer) having any reason whatsoever to believe or suspect will occur prior to the issuance of the Agency Security, including without limitation a change in insurance coverage which would either make Seller (or any subservicer) unable to comply with the eligibility requirements for maintaining all such Agency Approvals or require notification to the relevant Agency or to HUD, FHA, USDA or VA. Should Seller (or any subservicer), for any reason, cease to possess all such Agency Approvals, or should notification to the relevant Agency or to HUD, FHA, USDA or VA be required, Seller shall so notify Purchaser immediately in writing. Notwithstanding the preceding sentence, Seller shall take all necessary action to maintain all of its (and each subservicer’s) Agency Approvals at all times during the term of this Agreement and each outstanding Transaction, unless any such Agency Approval has been voluntarily surrendered by the Seller and there is no certified pool to the Agency pending securitization. Seller (and any subservicer) has adequate financial standing, servicing facilities, procedures and experienced personnel necessary for the sound servicing of residential mortgage loans of the same types as may from time to time constitute Mortgage Loans and in accordance with Accepted Servicing Practices.
(xxix)No Reliance. The Seller has made its own independent decisions to enter into the Program Documents and each transaction and as to whether such Transaction is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including without limitation, legal counsel and accountants) as it has deemed necessary. The Seller is not relying upon any advice from Purchaser as to any aspect of the Transactions, including without limitation, the legal, accounting or tax treatment of such Transactions.
(xxx)Plan Assets. The Seller is not an employee benefit plan as defined in Section 3 of Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code, and the Mortgage Loans are not “plan assets” within the meaning of 29 CFR §2510.3-101 , as modified by Section 3(42) of ERISA, in Seller’s hands and transactions by or with Seller are not subject to any state or local statute regulating investments of, or fiduciary obligations with respect to governmental plans within the meaning of Section 3(32) of ERISA.
(xxxi)Takeout Commitment. Any related Takeout Commitment constitutes a valid, binding and enforceable mandatory delivery commitment by a Takeout Buyer to purchase on the Settlement Date and at a given Takeout Price the principal amount of the Agency Security described therein.
(b)Seller hereby represents and warrants to Purchaser with respect to each Mortgage Loan and the related Mortgage Pool as of the relevant Purchase Date and Cut-off Date as follows; provided to the extent that the Cut-off Date is a date following the Purchase Date and any facts or circumstances which did not exist on the Purchase Date shall occur subsequent to the Purchase Date that would render any such representation and warranty materially false if made as of the Cut-off Date, Seller shall have no liability for a breach of such representation and warranty made as of such Cut-off Date:

(i)Agency Eligibility. Each Mortgage Loan is an Agency Eligible Mortgage
Loan.
(ii)Mortgage Loan Schedule. The Mortgage Loan Schedule contains a complete listing and schedule of the Mortgage Loans, and the information contained on such Mortgage Loan Schedule is accurate and complete in all material respects.
(iii)Agency Representations. As to both the Mortgage Pool and each Mortgage Loan, all of the representations and warranties made or deemed made respecting same contained in (or incorporated by reference therein) the relevant Agency Guide provisions and Agency Program (collectively, the “Standard Agency Mortgage Loan Representations”) are (and shall be as of all relevant dates) true and correct in all material respects; and except as may be expressly and previously disclosed to Purchaser, Seller has not negotiated with the Agency any exceptions or modifications to such Standard Agency Mortgage Loan Representations.
(iv)Aggregate Principal Balance. The Cut-off Date Principal Balance respecting the Mortgage Pool shall be at least equal to the Agency Security Face Amount for the Agency Security designated to be issued.
(c)In the event any of Seller’s covenants or agreements, representations or warranties set forth herein are materially breached or determined by either party not to be accurate in any material respect (each a “Breach”), if such Breach can be cured by action of Seller, Seller may attempt to cure such Breach. If such Breach is not cured within five (5) Business Days of the occurrence of such Breach, Purchaser may declare Seller in default of this Agreement, and Purchaser at its sole election shall be entitled by notice to Seller to immediately require Seller (i) if such Breach relates to any of the representations made pursuant to this Agreement, to purchase the Mortgage Loans which are subject to such Breach (the “Deficient Mortgage Loans”); (ii) if such Breach relates to any of the representations made pursuant to this Agreement and the aggregate principal balance of the Deficient Mortgage Loans, when deducted from the Cut-off Date Principal Balance, would result in a remaining Mortgage Pool principal balance insufficient to support the issuance of an Agency Security to satisfy the Takeout Commitments taken as a whole, to purchase the Deficient Mortgage Loans and, if further elected by Purchaser, to take and accept reassignment to Seller of all of the related Takeout Commitments, in both (i) and (ii) above at the Repurchase Price for the Deficient Mortgage Loans; or (iii) to pay such money damages incurred by Purchaser as a result of a breach of the obligations set forth in Section 5(a) of this Agreement, which damages and expenses shall not include consequential damages or expenses.
At the time of repurchase, the Purchaser and the Seller shall arrange for the reassignment of the Deficient Mortgage Loan to the Seller and the delivery to the Seller of any documents held by the Custodian relating to the Deficient Mortgage Loan. In the event of a repurchase, the Seller shall, simultaneously with such reassignment, give written notice to the Purchaser that such repurchase has taken place and amend the Mortgage Loan Schedule to reflect the withdrawal of the Deficient Mortgage Loan from this Agreement.
In addition to such repurchase, the Seller shall indemnify the Purchaser and hold it harmless against any losses, damages, penalties, fines, forfeitures, including, without limitation, legal fees and related costs, judgment, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a Breach of the Seller representations and warranties contained in this Agreement or enforcement of this provision hereunder. It is understood and agreed that the obligations of the Seller set forth in this Section 9 to cure or repurchase a Deficient Mortgage Loan and to indemnify the Purchaser as provided in this Section 9 constitute the sole remedies of the Purchaser respecting a Breach of the foregoing representations and warranties.
The representations and warranties set forth in this Agreement shall survive transfer of the Participation Certificates to Purchaser and shall continue for so long as the Participation Certificates are subject to this Agreement. Any cause of action against the Seller relating to or arising out of the Breach of any of the representations and warranties made in this Section 9 shall accrue as to any Mortgage Loan upon (i) discovery of such Breach by the Purchaser or notice thereof by the Seller to the Purchaser, (ii) failure by the Seller to cure such Breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Seller by the Purchaser for compliance with this Agreement. References herein to the repurchase of a Mortgage Loan shall be deemed to refer to the repurchase of the 100% beneficial interest therein sold to Purchaser.
Section 10.    Covenants of Seller.
(a)On and as of the date of this Agreement and each Purchase Date and each day until this Agreement is no longer in force, the Seller covenants as follows:
(i)Maintenance of Existence; Conduct of Business. Seller shall preserve and maintain its existence in good standing and all of its rights, privileges, licenses and franchises necessary in the normal conduct of its business, including its eligibility as lender, seller/servicer and issuer described under Section 9(a)(x) and shall maintain is primary business as a mortgage originator and servicer. Except as disclosed to Purchaser, Seller will not make any material change in its accounting treatment and reporting practices except as required by GAAP. Seller will remain a member of MERS in good standing.
(ii)Compliance with Applicable Laws. Seller shall comply with all Requirements of Law, a breach of which would reasonably be expected to result in a Material Adverse Effect except where contested in good faith and by appropriate proceedings and with adequate book reserves determined in accordance with GAAP, consistently applied, established therefor. Without limiting the foregoing, Seller shall comply, in all material respects with all applicable (1) Agency Guides, (2) Privacy Requirements, including the GLB Act and Safeguards Rules promulgated thereunder, (3) consumer protection laws and regulations and (4) licensing and approval requirements applicable to Seller’s origination of Mortgage Loans.
(iii)Compliance with Anti-Corruption Laws. Seller shall, and shall cause each of its Subsidiaries to, maintain in effect and enforce policies and procedures designed to ensure compliance by Seller, its Subsidiaries and their respective directors, members, managers, partners, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
(iv)Inspection of Properties and Books. Seller shall permit authorized representatives of Purchaser to (i) discuss the business, operations, assets and financial condition of Seller and Seller’s Subsidiaries with their officers and employees and to examine their books of account, records, reports and other papers and make copies or extracts thereof, (ii) inspect all of Seller’s property and all related information and reports, and (iii) audit Seller’s operations to ensure compliance with the terms of the Program Documents, the GLB Act and other privacy laws and regulations, all at Seller’s expense and at such reasonable times as Purchaser may request. Seller will provide its accountants with a photocopy of this Agreement promptly after the execution hereof and will instruct its accountants to answer candidly any and all questions that the officers of Purchaser or any authorized representatives of Purchaser may address to them in reference to the financial condition or affairs of Seller and Seller’s Subsidiaries. Seller may have its representatives in attendance at any meetings between the officers or other representatives of Purchaser and Seller’s accountants held in accordance with this authorization.
(v)Notices. Seller will promptly notify Purchaser of the occurrence of any of the following and shall provide such additional documentation and cooperation as Purchaser may request with respect to any of the following:

(A)any change in the business address and/or telephone number of
Seller;
(B)any merger, consolidation or reorganization of Seller by direct or indirect means. “Indirect” means any change in ownership of a controlling interest of the relevant Person’s direct or indirect parent;
(C)any change of the name or jurisdiction of organization of Seller;
(D)any material adverse change in the financial position of Seller;
(E)receipt by Seller of notice from the holder of any of its Indebtedness of any alleged event of default thereunder;
(F)entry of any court judgment or regulatory order in which Seller or any Subsidiary of Seller is or may be required to pay a claim or claims that is reasonably likely to have a material adverse effect on the financial condition of Seller, on the ability of Seller to perform its obligations under any Program Document, or on the ability of Seller to continue its operations in a manner similar to its current operations;
(G)the filing of any petition, claim or lawsuit against Seller that is reasonably likely to have a material adverse effect on the financial condition of Seller, on the ability of Seller to perform its obligations under any Program Document, or on the ability of Seller to continue its operations in a manner similar to its current operations;
(H)Seller or any Subsidiary of Seller admits to committing, or is found to have committed, a material violation of any Requirement of Law relating to its business operations, including its loan generation, sale or servicing operations, in each case, that is reasonably likely to result in a Material Adverse Effect.
(I)except where disclosure is prohibited by Requirements of Law, the initiation of any investigations, audits, examinations or reviews of Seller by any Agency or Governmental Authority relating to the origination, sale or servicing of mortgage loans by Seller or the business operations of Seller, with the exception of routine and normally scheduled audits or examinations by the regulators of Seller;
(J)any disqualification or suspension of Seller by an Agency, including any notification or knowledge, from any source, of any disqualification or suspension, or any written warning of any such disqualification or suspension or impending or threatened disqualification or suspension;
(K)the receipt by Seller of a notice from an Agency of the occurrence of any actions or inactions, which if not cured, such agency intends, in accordance with Agency Guides, to disqualify or suspend Seller or any Subsidiary of Seller as a seller or servicer, including (if Seller is or becomes a Freddie Mac-approved seller or servicer) those events or reasons for disqualification or suspension enumerated in Chapter 5 of the Freddie Mac Single Family Seller/Servicer Guide and (if Seller is or becomes a Fannie Mae-approved seller or servicer) any breach of Seller’s “Lender Contract” (as defined in the Fannie Mae Single Family 2010 Selling Guide) with Fannie Mae including the breaches described or referred to in Section A2-3, 1-01 “Lender Breach of Contract” of the Fannie Mae Single Family 2010 Selling Guide;
(L) the occurrence of any Servicer Termination Event hereunder or the occurrence of any Potential Servicer Termination Event;
(M)the suspension, revocation or termination of any licenses or eligibility as described under Section 9(a)(x) of Seller;
(N)promptly, but no later than two (2) Business Days after the Seller receives notice of the same, (A) any Mortgage Loan submitted for inclusion into an Agency Security and rejected by that Agency for inclusion in such Agency Security or (B) any Mortgage Loan submitted to a Takeout Buyer (whole loan or securitization) and rejected for purchase by such Takeout Buyer; or
(O)any other action, event or condition of any nature that could reasonably be expected to result in a Material Adverse Effect or that constitutes a default under any other material agreement, instrument or indenture to which Seller is a party or to which its properties or assets may be subject.
(vi)Taxes. The Seller shall timely file all federal and other material tax returns that are required to be filed by it and shall timely pay all Taxes due, except for any such Taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided.
(vii)Insurance. Seller shall maintain, at no cost to Purchaser (a) errors and omissions insurance or mortgage impairment insurance and blanket bond coverage, with such companies and in such amounts as to satisfy the requirements of prevailing Agency Guides applicable to a qualified mortgage originating institution, and shall cause Seller’s policy to be endorsed with the Blanket Bond Required Endorsement and (b) liability insurance and fire and other hazard insurance on its properties, with responsible insurance companies reasonably acceptable to Purchaser, in such amounts and against such risks as is customarily carried by similar businesses.
(viii)Financial Statements and Other Reports. Seller shall deliver or cause to be delivered to Purchaser:
(A)as soon as available and in any event not later than forty-five (45) days after the end of each calendar month, statements of income and changes in stockholders’ equity and cash flow of Seller (and, if applicable, Seller’s Subsidiaries on a consolidated and consolidating basis) for the immediately preceding month, and related balance sheet as of the end of the immediately preceding month, all in reasonable detail, prepared in accordance with GAAP applied on a consistent basis, and certified as to the fairness of presentation by a responsible officer of Seller, subject, however, to normal year-end audit adjustments;
(B)as soon as available and in any event not later than ninety (90) days after Seller’s fiscal year end, statements of income, changes in stockholders’ equity and cash flows of Seller (and, if applicable, Seller’s Subsidiaries on a consolidated basis) for the preceding fiscal year, the related balance sheet as of the end of such year (setting forth in comparative form the corresponding figures for the preceding fiscal year), all in reasonable detail, prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, and accompanied by an opinion in form and substance satisfactory to Purchaser (without a “going concern” or like qualification, commentary or exception and without any qualification or exception as to the scope of such audit) and prepared by independent certified public accountants of recognized standing, each stating that said financial statements fairly present in all material respects the financial condition, cash flows and results of operations of Seller (and, if applicable, Seller’s Subsidiaries on a consolidated basis) as of the end of, and for, such year;
(C)together with each delivery of financial statements required in this Section 10(a)(viii), a Compliance Certificate executed by a responsible officer of Seller;
(D)photocopies or electronic copies of any audits completed by any Agency of Seller, disclosure of which is not prohibited by applicable law or by such Agency, not later than five (5) Business Days after receiving such audit;
(E)not less frequently than once a month, a report in form and substance satisfactory to Purchaser summarizing the Hedging Arrangements, if any, then in effect with respect to all Mortgage Loans then owned by Purchaser and interim serviced by Seller (or a Successor Servicer); and
(F)from time to time, with reasonable promptness, such further information regarding the Mortgage Loans or Participation Certificates, or the business, operations, properties or financial condition of Seller as Purchaser may reasonably request.
(ix)Limits on Distributions. So long as a Servicer Termination Event exists, without Purchaser’s prior written consent, Seller shall not pay, make or declare or incur any liability to pay, make or declare any dividend (excluding stock dividends) or other distribution, direct or indirect, on or on account of any shares of its stock (or equivalent equity interest) or any redemption or other acquisition, direct or indirect, of any shares of its stock (or equivalent equity interest) or of any warrants, rights or other options to purchase any shares of its stock (or equivalent equity interest), nor purchase, acquire, redeem or retire any stock (or equivalent equity interest) in itself whether now or hereafter outstanding.
(x)Reimbursement of Expenses. On the date of execution of this Agreement, the Seller shall reimburse the Purchaser for all Expenses incurred by the Purchaser on or prior to such date. From and after such date, the Seller shall promptly reimburse the Purchaser for all Expenses as the same are incurred by the Purchaser and within thirty (30) days of the receipt of invoices therefor.
(xi) Transactions with Affiliates. Seller will not and will not permit any of its Subsidiaries to enter into any transaction, including any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (a) otherwise permitted under this Agreement or (b) in the ordinary course of Seller’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to Seller or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate.
(xii)Limitation on Sale of Assets. Seller shall not convey, sell, lease, assign, transfer or otherwise dispose of (collectively, “Transfer”), all or substantially all of its property, business or assets (including receivables and leasehold interests) whether now owned or hereafter acquired, other than sales of Mortgage Loans and related assets in the ordinary course of Seller’s mortgage origination and servicing business.
(xiii)Further Assurances. Seller agrees to do such further acts and things and to execute and deliver to Purchaser such additional assignments, acknowledgments, agreements, powers and instruments as are reasonably required by Purchaser to carry into effect the intent and purposes of this Agreement and the other Program Documents, to perfect the interests of Purchaser in the Participation Certificates or to better assure and confirm unto Purchaser its rights, powers and remedies hereunder and thereunder.
(xiv)Reserved.
(xv)Mergers, Acquisitions, Subsidiaries. Without the prior written consent of Purchaser, Seller will not consolidate or merge with or into any entity (unless Seller is the surviving entity).
(xvi)Takeout Commitment. On a timely basis, as required by the Good Delivery standards, Seller shall deliver to Purchaser all pool information required by the applicable Agency relating to each Agency Security referred to in a Takeout Commitment that has been assigned to Purchaser.
(xvii)Financial Condition Covenants. The Seller shall comply with the financial condition covenants set forth in the Fee Letter.
(xviii)Use of Proceeds. Seller (i) will not request any Transaction, and (ii) will not use, and will ensure that its Subsidiaries and its and their respective directors, members, managers, partners, officers, employees and agents do not use, the proceeds of any Transaction, (x) in furtherance of an offer, payment, promise to pay or authorization of the payment or giving of money or anything else of value to any Person in violation of the Anti-Corruption Laws, (y) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person or in any Sanctioned Country or (z) in any manner that would result in the violation of any Sanctions.
(xix)True and Correct Information. All information, reports, exhibits, schedules, financial statements or certificates of Seller or any Affiliates thereof or any of its officers furnished to Purchaser hereunder and during Purchaser’s diligence of the Seller are and will be true and correct in all material respects.
(xx) Reserved.
(xxi)Books and Records. The Seller shall, to the extent practicable, maintain and implement administrative and operating procedures (including, without limitation, an ability to take reasonable steps to recreate records evidencing the Mortgage Pool in the event of the destruction of the originals thereof), and keep and maintain or obtain, as and when required, all documents, books, records and other information reasonably necessary or advisable for the collection of the Mortgage Pool.

(xxii)Illegal Activities. The Seller shall not engage in any conduct or activity that could subject its assets to forfeiture or seizure.
(xxiii)Reserved.
(xxiv)Reserved.
(xxv)Reserved.
(xxvi)Agency Approvals; Servicing. The Seller shall maintain each of its Agency Approvals except to the extent that any such Agency Approval has been voluntarily surrendered by the Seller and there is no certified pool to the Agency pending securitization. Should the Seller, for any reason, cease to possess all such applicable Agency Approvals to the extent necessary, or should notification to the relevant Agency or to HUD, FHA, USDA or VA be required, the Seller shall so notify Purchaser immediately in writing. Notwithstanding the preceding sentence, Seller shall take all necessary action to maintain all of its applicable Agency Approvals at all times during the term of this Agreement and each outstanding Transaction, unless any such Agency Approval has been voluntarily surrendered by the Seller and there is no certified pool to the Agency pending securitization, and shall service the Mortgage Loans in accordance with Agency Guides.
(xxvii)Acquisition of Participation Certificate. Neither Seller nor any affiliate thereof will acquire at any time any Participation Certificate or any other economic interest in or obligation with respect to any Mortgage Loan, except as expressly permitted or required by the Program Documents.
(xxviii)Treatment as Sale. Under GAAP and for federal income tax purposes, Seller will report each sale of a Participation Certificate to Purchaser as a sale of the beneficial ownership interest in the Mortgage Loans evidenced by the Participation Certificate. Seller has been advised by or has confirmed with its independent public accountants that the foregoing transactions will be so classified under GAAP. It is understood that, in making an independent decision to enter into the Transactions contemplated hereby, Seller has obtained such independent legal, tax, financial, regulatory and accounting advice as it deems necessary in order to determine the effect of any Transaction on Seller, including but not limited to the accounting treatment of such Transaction. It is further understood that Purchaser has not provided, and Seller has not relied on Purchaser for, any legal, tax, financial, regulatory or accounting advice in connection with entering into any Transaction. It is further understood that Purchaser makes no representation or warranty as to the accuracy or appropriateness of any determination by Seller and its independent legal, tax, financial, regulatory and accounting advisers with respect to the effect of any Transaction on Seller.
(xxix)Cooperation. Seller shall, upon request of Purchaser, promptly execute and deliver to Purchaser all such other and further documents and instruments of transfer, conveyance and assignment, and shall take such other action Purchaser may require more effectively to transfer, convey, assign to and vest in Purchaser and to put Purchaser in possession of the property to be transferred, conveyed, assigned and delivered hereunder and otherwise to carry out more effectively the intent of the provisions under this Agreement.

(xxx)Delivery of Mortgage Loans. Seller shall deliver Mortgage Loans in sufficient quantity and outstanding principal balance to enable Purchaser to consummate the sale or swap as contemplated under the related Takeout Commitment.
(xxxi)MERS. The Seller is a member of MERS in good standing. Seller has listed Purchaser in “interim funder” field on the MERS System with respect to each Mortgage Loan and no other Person shall be identified in the field designated “interim funder”.
Section 11.    Term.
This Agreement shall continue in effect until the Termination Date; provided, however, that no termination will affect the obligations hereunder as to any Transaction then outstanding. A Transaction shall be deemed “outstanding” (each, an “Outstanding Transaction”) during the period commencing on the effective date of such Transaction and continuing until the later of (i) the date of the expiration (or early termination) of the relevant Servicing Period and (as applicable) the effective transfer of Servicing Rights to a Designated Servicer or (ii) the expiration of the time period for the exercise of Purchaser’s rights and remedies pursuant to subclause (v) of the definition of “Transaction”. Notwithstanding the foregoing or any other provision of this Agreement, Seller’s liability for Purchaser’s claims for damages hereunder and liability for Seller’s indemnities, representations and warranties contained herein shall survive any termination of this Agreement.
Section 12.    Exclusive Benefit of Parties; Assignment.
(a)This Agreement is for the exclusive benefit of the parties hereto and their respective successors and permitted assigns and (except as provided in the next sentence) shall not be deemed to give any legal or equitable right to any other person. Seller expressly agrees that Purchaser (or any of its designees) and any Designated Servicer shall be intended third party beneficiaries under this Agreement. Except as expressly provided herein, this Agreement may not be assigned by Seller or duties hereunder delegated without the prior written consent of Purchaser.
(b)Upon the occurrence and continuance of a Servicer Termination Event or an Event of Default (as defined in any Master Repurchase Agreement), Purchaser may terminate this Agreement.
Section 13.    Amendment; Waivers.
This Agreement may be amended from time to time only by written agreement of Seller and Purchaser. Any forbearance, failure, or delay by Purchaser in exercising any right, power or remedy hereunder shall not be deemed to be a waiver thereof, and any single or partial exercise by Purchaser of any right, power or remedy hereunder shall not preclude the further exercise thereof. Every right, power and remedy of Purchaser shall continue in full force and effect until specifically waived by Purchaser in writing.
Section 14.    Effect of Invalidity of Provisions.
In case any one or more of the provisions contained in this Agreement should be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein or therein shall in no way be affected, prejudiced or disturbed thereby.
Section 15.    Governing Law; Waiver of Jury Trial.

(a)This Agreement shall be governed by and construed in accordance with the laws of the State of New York, which is the place of the making of this Agreement, without regard to conflict of laws rules (other than Section 5-1401 of the New York General Obligations Law).
(b)EACH OF SELLER AND PURCHASER HEREBY:
(i)SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;
(ii)CONSENTS THAT ANY SUCH ACTION OR PROCEEDING (INCLUDING ANY BROUGHT AGAINST ANY SUBSERVICER) MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;
(iii)AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH ON SCHEDULE 1 HERETO OR AT SUCH OTHER ADDRESS OF WHICH EACH OTHER PARTY HERETO SHALL HAVE BEEN NOTIFIED IN WRITING;
(iv) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION; AND
(v)WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE PROGRAM DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
Section 16.    Notices.
Except as otherwise expressly permitted by this Agreement, all notices, requests and other communications provided for herein (including without limitation any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing (including without limitation by telecopy or electronic mail) delivered to the intended recipient at the “Address for Notices” specified below its name on Schedule 1 hereto); or, as to any party, at such other address as shall be designated by such party in a written notice to each other party. Except as otherwise provided in this Agreement all such communications shall be deemed to have been duly given when transmitted by telecopy or by electronic mail or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid. In all cases, to the extent that the related individual set forth in the respective “Attention” line is no longer employed by the respective Person, such notice may be given to the attention of a Responsible Officer of the respective Person or to the attention of such individual or individuals as subsequently notified in writing by a Responsible Officer of the respective Person.
Section 17.    Execution in Counterparts.
This Agreement may be executed by each of the parties hereto on any number of separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument. Counterparts may be delivered electronically. Facsimile, documents executed, scanned and transmitted electronically and electronic signatures shall be deemed original signatures for purposes of this Agreement and all matters related thereto, with such facsimile, scanned and electronic signatures having the same legal effect as original signatures. The parties agree that this Agreement, any addendum or amendment hereto or any other document necessary for the consummation of the transaction contemplated by this Agreement may be accepted, executed or agreed to through the use of an electronic signature in accordance with the Electronic Signatures In Global and National Commerce Act, Title 15, United States Code, Sections 7001 et seq., the Uniform Electronic Transaction Act and any applicable state law. Any document accepted, executed or agreed to in conformity with such laws will be binding on all parties hereto to the same extent as if it were physically executed and each party hereby consents to the use of any secure third party electronic signature capture service providers, as long as such service providers use system logs and audit trails that establish a temporal and process link between the presentation of identity documents and the electronic signing, together with identifying information that can be used to verify the electronic signature and its attribution to the signer’s identity and evidence of the signer’s agreement to conduct the transaction electronically and of the signer’s execution of each electronic signature.
Section 18.    Confidentiality.
Seller and Purchaser each acknowledge and agree that the terms of this Agreement including, without limitation, the financial terms contained in the related Participation Certificate are confidential and, except as permitted hereby (including, without limitation, Purchaser’s right to sell, transfer or otherwise dispose of a Participation Certificate) or as otherwise required by law, Seller shall not disclose, and shall use its best efforts to prevent any unauthorized person from disclosing, any such confidential information without the prior written consent of Purchaser.
Section 19.    Acknowledgments.
Seller hereby acknowledges that:
(a)it has been advised by counsel in the negotiation, execution and delivery of the Program Documents;
(b)Seller has no fiduciary relationship to Purchaser, and the relationship between Seller and Purchaser is solely that of seller and purchaser; and
(c)no joint venture exists between Seller and Purchaser.
Section 20. Authorizations. Any of the persons whose signatures and titles appear on Schedule 1 are authorized, acting singly, to act for Seller or Purchaser, as the case may be, under this Agreement.

Section 21. Set-Off. In addition to any rights and remedies of Purchaser hereunder and by law, Purchaser shall have the right, without prior notice to the Seller, any such notice being expressly waived by the Seller to the extent permitted by applicable law, upon any amount becoming due and payable by the Seller hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Purchaser or any Affiliate thereof to or for the credit or the account of the Seller or any Affiliate thereof. Purchaser agrees promptly to notify the Seller after any such set off and application made by Purchaser; provided that the failure to give such notice shall not affect the validity of such set off and application.
IN WITNESS WHEREOF, Purchaser and Seller have duly executed this Agreement as of the date first above written.

NATIONSTAR MORTGAGE LLC, as Seller

By:      Name:
Title:

JPMORGAN CHASE BANK, NATIONAL
ASSOCIATION, as Purchaser

By:      Name:
Title:

SCHEDULE 1
SELLER NOTICES

Nationstar Mortgage, LLC 8950 Cypress Waters Blvd. Coppell, Texas 75019 Attention: Pedro Alvarez Phone: (469) 426-3057
email: pedro.alvarez@mrcooper.com with a copy to:
Nationstar Mortgage, LLC 8950 Cypress Waters Blvd. Coppell, Texas 75019 Attention: General Counsel Phone: (469) 549-3150
email: John.Fietz@mrcooper.com
SELLER AUTHORIZATIONS
Any of the persons whose signatures and titles appear below are authorized, acting singly, to act for Seller under this Agreement:

Name	Title	Signature
Pedro Alvarez	Senior Vice President	___________________
PURCHASER NOTICES

Name: Jonathan Davis	Address: JPMorgan Chase Bank, National Association 383 Madison Avenue 8th Floor New York, New York 10179
Title: Executive Director
Telephone: (212) 834-3850
Facsimile: (917) 464-4160
E-mail: jonathan.p.davis@jpmorgan.com
PURCHASER AUTHORIZATIONS
Any of the persons whose signatures and titles appear below, including any other authorized officers, are authorized, acting singly, to act for Purchaser under this Agreement:

Name	Title	Signature
Michael Brown	Managing Director

Rifat Chowdhury	Managing Director
Jonathan Davis	Executive Director
Noah Noonan	Executive Director
Jason Brand	Executive Director
Josh Peters	Executive Director
Sean Neuffer	Executive Director
Michael Kammerer	Vice President
Sophia Redzaj	Vice President
Jennifer Aiman	Vice President
Michelle Peppel	Vice President
Patrick Giudice	Vice President
Harry Lemberg	Vice President
Marc Ferrante	Vice President

Schedule 1-2

TAKEOUT ASSIGNMENT
Commitment
    (“Takeout Investor”)

EXHIBIT A
Attention:      Gentlemen:
Attached hereto is a correct and complete copy of your confirmation of commitment (the “Commitment”), documenting your purchase of mortgage-backed pass-through securities (“Securities”) under the following trade terms:
Seller:     Pool Type:
Trade Date:     Settlement Date:
Amount:     Purchase Price:
Coupon:     Agency:
Trade Stipulations (if any): (a) Government National Mortgage Association
(b) Fannie Mae
(c) Federal Home Loan Mortgage Corporation
This is to confirm that (i) the Commitment is in full force and effect, (ii) the Commitment has been assigned to JPMorgan Chase Bank, National Association (“Purchaser”), whose acceptance of such assignment is indicated below, (iii) you will accept delivery of such Securities directly from Purchaser and (iv) you will pay Purchaser for such Securities. Payment will be made “delivery versus payment (DVP)” to Purchaser in immediately available funds. Purchaser shall have the right to require you to fulfill your obligation to purchase the Securities.
Notwithstanding the foregoing, the obligation to deliver the Securities to you shall be that of Seller and your sole recourse for the failure of such delivery shall be against Seller.
Please execute this letter in the space provided below and send it by telecopy immediately to Purchaser at JPMorgan Chase Bank, National Association, 500 Stanton Christiana Road, Ops 4, Floor 02, Newark, Delaware 19713-2107 (telephone no. (302) 634-2602), Attention: Michael McCarthy. If you have any questions, please call Michael McCarthy at (302) 634-2602 immediately.

Very truly yours,

NATIONSTAR MORTGAGE LLC, as Seller
By:      Title:      Date:
Agreed to:
JPMORGAN CHASE BANK, NATIONAL ASSOCIATION
By:      Title:      Date:

Agreed to:
TAKEOUT BUYER
By:      Title:      Date:

EXHIBIT B
MORTGAGE LOAN SCHEDULE DATA FIELDS

1.Loan ID
2.Pool Number
3.Warehouse Lender
4.Issue date UPB
5.Loan Amount Original
6.Price on Line
7.Line Payoff
8.Origination Date
9.Loan Age (in Months)
10.Months Delinquent
11.Original FICO Score
12.Current FICO Score
13.Original LTV
14.Original Appraised Value
15.Original Note Rate
16.Agency Type (FN/FH/GN)
17.Property Type
18.Occupancy
19.Lien Position
20.Loan Purpose
21.State
22.Zipcode

EXHIBIT C
[LETTERHEAD OF THE SELLER]
(date)
JPMorgan Chase Bank, National Association 383 Madison Avenue, 8th Floor
New York, New York 10179
Dear Sirs:
For purposes of all remittances and payments related to this Agreement, the Purchaser will wire such remittances and payments in accordance with wire instructions provided by the Seller to the Purchaser from time to time.

Very truly yours,

NATIONSTAR MORTGAGE LLC

By:      Name:
Title:

EXHIBIT D
[FORM OF OPINION OF COUNSEL TO THE SELLER]
(date)
JPMorgan Chase Bank, National Association 383 Madison Avenue, 8th Floor
New York, New York 10179 Dear Sirs:
You have requested [our] [my] opinion, as [Assistant] General Counsel to [ ] (the “Company”), with respect to certain matters in connection with the sale by the Company of designated pools of fully amortizing first lien residential Mortgage Loans pursuant to that certain Mortgage Loan Participation Sale Agreement by and between the Company and JPMorgan Chase Bank, National Association (the “Purchaser”), dated as of August 30, 2016, (the “Participation Agreement”) which sale is in the form of a 100% participation interest in each pool of Mortgage Loan as evidenced by a Participation Certificate issued thereunder, being executed contemporaneously with a Custodial Agreement (the “Custodial Agreement”) by and among the Company, the Purchaser and Deutsche Bank National Trust Company (the “Custodian”). Capitalized terms not otherwise defined herein have the meanings set forth in the Participation Agreement.
[We] [I] have examined the following documents:
(1)the Participation Agreement;
(2)the Participation Certificate(s);
(3)the form of assignment of Mortgage;
(4)the form of endorsement of the Mortgage Notes;
(5)the Custodial Agreement; and
(6)such other documents, records and papers as we have deemed necessary and relevant as a basis for this opinion.
To the extent [we] [I] have deemed necessary and proper, [we] [I] have relied upon the representations and warranties of the Company contained in the Participation Agreement. [We] [I] have assumed the authenticity of all documents submitted to [us] [me] as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents.
Based upon the foregoing, it is [our] [my] opinion that:
(1) The Company is a [federally chartered stock savings and loan association] duly organized, validly existing and in good standing under the laws of the

[United States] and is qualified to transact business in, and is in good standing under, the laws of the state of     .
(2)The Company has the power to engage in the transactions contemplated by the Participation Agreement and all requisite power, authority and legal right to execute and deliver the Participation Agreement, the Participation Certificate(s) and the Custodial Agreement, and to perform and observe the terms and conditions of such instruments.
(3)Each of the Participation Agreement, the Participation Certificate(s) and the Custodial Agreement has been duly authorized, executed and delivered by the Company and is a legal, valid and binding agreement enforceable in accordance with its respective terms against the Company, subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance, none of which will materially interfere with the realization of the benefits provided thereunder or with the certificateholder’s ownership of the Mortgage Loans. The Mortgage Loans are not subject to any security interest, claim, pledge, hypothecation or lien.
(4)The Company has been duly authorized to allow any of its officers to execute any and all documents by original signature in order to complete the transactions contemplated by the Participation Agreement, the Custodial Agreement and the Participation Certificate(s) [and by original [or facsimile] signature in order to execute the endorsements to the Mortgage Notes and the assignments of Mortgages, and the original [or facsimile] signature of the officer at the Company executing the endorsements to the Mortgage Notes and the assignments of Mortgages represents the legal and valid signature of said officer of the Company].
(5)Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with the Participation Agreement, the Custodial Agreement or the Participation Certificates, or the sale of the Mortgage Loans as evidenced by the Participation Certificates or the consummation of the transactions contemplated by the Participation Agreement; or (ii) any required consent, approval, authorization or order has been obtained by the Company. To the extent that the Participation Certificates may be deemed “securities” under the Securities Act of 1933, as amended, the offer and sale of the Participation Certificates by the Company to the Purchaser is exempt from registration pursuant to Section 4(5) of such Act, subject to the Purchaser’s representation that it will purchase such Participation Certificates for its own account.
(6) Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of, the Participation Agreement, the Participation

Certificates or the Custodial Agreement conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a Potential Servicer Termination Event under the charter or by-laws of the Company, the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or violates any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.
(7)There is no action, suit, proceeding or investigation pending or, to the best of [our] [my] knowledge, threatened against the Company which, in [our] [my] judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of the Participation Agreement, the Participation Certificates, the Custodial Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the transactions contemplated thereby, or which would be likely to impair materially the ability of the Company to perform under the terms of the Participation Agreement, the Participation Certificates, or the Custodial Agreement.
(8)The sale of each Mortgage Note and Mortgage as and in the manner contemplated by the Participation Agreement is sufficient fully to transfer to each certificateholder all right, title and interest of the Company thereto as noteholder and mortgagee.
(9)The Mortgages have been duly assigned and the Mortgage Notes have been duly endorsed as provided in the Custodial Agreement. The Assignments of Mortgage are in recordable form, except for the insertion of the name of the assignee, and upon the name of the assignee being inserted, are acceptable for recording under the laws of the state where each related Mortgaged Property is located. The endorsement of the Mortgage Notes, the delivery to the Custodian of the Assignments of Mortgage, and the delivery of the original endorsed Mortgage Notes to the Custodian are sufficient to permit the holder of a Participation Certificate to avail itself of all protection available under applicable law against the claims of any present or future creditors of the Company, and are sufficient to prevent any other sale, transfer, assignment, pledge or hypothecation of the Mortgages and the Mortgage Notes by the Company from being enforceable.
This opinion is given to you for your sole benefit, and no other person or entity is entitled to rely hereon except that the purchaser or purchasers to which you initially and directly resell the Participation Certificates may rely on this opinion as if it were addressed to them as of its date.

Very truly yours,

By:      Name:
Title: [Assistant] General Counsel

EXHIBIT E

SCHEDULE OF SELLER’S WAREHOUSE INDEBTEDNESS

EXHIBIT F

RESERVED

EXHIBIT G

Available upon Request by Purchaser.